Exhibit 2.1

EXECUTION VERSION

AGREEMENT OF MERGER

DATED AS OF JULY 6, 2015

between

PREMIER FINANCIAL BANCORP, INC.

and

FIRST NATIONAL BANKSHARES CORPORATION

Exhibit 2.1

Exhibit 2.1

3.22	Investments	15
3.23	Securities Portfolio	15
3.24	Environmental Matters	15
3.25	Preparation of Registration Statement
	On Form S-4/Accuracy of Proxy Statement	15
3.26	Interim Company Formation; Adoption Agreement	16
3.27	Filing of Application to Merge	16
3.28	Best Efforts	16
3.29	Conduct of Business - Acquisitions	16
3.30	Conduct of Business - Affirmative Covenants of Premier	17
3.31	Directors and Officers Indemnification and Insurance	17
3.32	Stock Listing	18

Section 4. Representations, Warranties and Covenants of First National

4.1	Organization, Standing and Authority	19
4.2	Capital Structure	19
4.3	Subsidiaries	19
4.4	Authority	19
4.5	First National Financial Statements	20
4.6	Accuracy of Annual Reports	20
4.7	Allowance for Possible Loan Losses	20
4.8	Absence of Undisclosed Liabilities	21
4.9	Tax Matters	21
4.10	Loans	22
4.11	Properties	22
4.12	Compliance with Laws	22
4.13	Employee Benefit Plans	23
4.14	Commitments and Contracts	23
4.15	Labor	24
4.16	Material Contracts Furnished	24
4.17	Material Contracts	24
4.18	Material Contract Defaults	24
4.19	Legal Proceedings	25
4.20	Absence of Certain Changes or Events	25
4.21	Reports	25
4.22	Accuracy of Proxy Statement	25
4.23	Investments	25
4.24	Securities Portfolio	26
4.25	Environmental Matters	26
4.26	Best Efforts	26
4.27	Conduct of Business – Negative Covenants of First National	26
4.28	Conduct of Business – Affirmative Covenants of First National	28
4.29	Balance Sheet Due Diligence Checklist	30
4.30	Branch Operations Certification	30
4.31	Acquisition Proposals	30

Exhibit 2.1

Section 5. Indemnification and Confidentiality

5.1	Access and Information	31
5.2	Furnishing Information and Indemnification	31
5.3	Confidentiality	32
5.4	Updates to Information	32

Section 6. Conditions Precedent

(a)	Governmental Approvals	33
(b)	Shareholder Approval	33
(c)	Registration Statement	33
(d)	First National Shareholders Equity	33
(e)	Trust Preferred as Tier 1 Capital	34
(f)	Assumption of Trust Preferred	34
(g)	FiServ Extension	34
(h)	No Divestiture or Adverse Condition	34
(i)	Accuracy of Representations and Warranties;
	Performance of Obligations and Covenants – Premier	34
(j)	Accuracy of Representations and Warranties;
	Performance of Obligations and Covenants – First National	35
(k)	Opinion of Counsel for First National	35
(l)	Opinion of Counsel for Premier	37
(m)	Less than 20% Dissenters	39
(n)	Tax Ruling or Opinion Letter	39
(o)	Absence of Material Adverse Changes - Premier	39
(p)	Absence of Material Adverse Changes – First National	40
(q)	Consent of Premier Lenders	40
(r)	No Excess Parachute Payment	40
(s)	Fairness Opinion – First National	41

Section 7. Closing Date and Effective Time

7.1	Closing Date	42
7.2	Effective Time	42

Section 8. Conversion of Operating Systems

8.1	Cooperation in Preparation for Conversion	43
8.2	Conversion Expenses	43
8.3	Archived Records of Bank	43

Section 9. Operations after the Closing Date

9.1	Employees of Bank	44
9.2	Severance	44

Exhibit 2.1

9.3	Survival	44

Section 10. Termination of Agreement

10.1	Grounds for Termination	45
10.2	Effect of Termination	46
10.3	Lost Opportunity Costs	46
10.3	Return of Information	47

Section 11. Waiver and Amendment		48

Section 12. Meeting of Shareholders of First National		49

Section 13. Rights of Dissenting Shareholders		50

Section 14. Miscellaneous

14.1	Public Announcements	51
14.2	Brokers and Finders	51
14.3	Disclosed In Writing	51
14.4	Entire Agreement	51
14.5	Counterparts	51
14.6	Invalid Provisions	51
14.7	Notices	51
14.8	Headings	52
14.9	Expenses	52
14.10	Governing Law	52
14.11	No Assignment	52
14.12	Effectiveness of Agreement	53
14.13	Further Acts	53
14.14	Representations and Warranties Not to Survive	53
14.15	Disclosure Letter	53

EXHIBIT A – Adoption Agreement

EXHIBIT B – Plan of Merger of First National Bankshares Corporation and First National Acquisition, Inc.

v

Exhibit 2.1

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (hereinafter sometimes referred to as the "Agreement”), made and entered into as of the 6th  day of July, 2015, by and between PREMIER FINANCIAL BANCORP INC. (“Premier”) and FIRST NATIONAL BANKSHARES CORPORATION (“First National”);

W I T N E S S E T H:

WHEREAS, Premier is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky and a registered bank holding company, with its principal executive office and place of business located in the City of Huntington, County of Cabell and State of West Virginia, with authorized capital stock consisting of 20,000,000 common shares, no par value per share (“Premier Common Stock”), of which 8,167,806 shares are currently outstanding and 1,000,000 preferred shares, no par value per share, none of which are currently outstanding (“Premier Preferred Stock”); and

WHEREAS, First National is a corporation duly organized and validly existing under the laws of the State of West Virginia and a registered bank holding company, with its principal executive office and place of business located in Ronceverte, West Virginia, with authorized capital stock consisting of 10,000,000 common shares, par value $1.00 per share (“First National Common Stock”), of which 896,897 shares are issued, 832,812 shares are currently outstanding and 64,085 treasury shares are held by First National (“Treasury Stock”); and

WHEREAS, Premier and First National have agreed to the merger of Interim Company (defined below) with and into First National so that upon consummation of the merger First National will be a wholly-owned subsidiary of Premier; and

WHEREAS, Premier will cause the merger of First National, as the survivor of the merger of First National and Interim Company, with and into Premier immediately following the effective time of the merger of Interim Company into First National; and

WHEREAS, Premier and First National have agreed to the merger of First National’s wholly owned subsidiary bank, First National Bank (“Bank”) with and into Premier’s wholly owned subsidiary bank, Premier Bank, Inc. (“Premier Bank”) immediately following the effective time of the merger of Interim Company with First National; and

WHEREAS, First National has agreed to seek approval from the appropriate regulatory authorities to pay, immediately prior to the effective time of the merger of First National and Interim Company, a special dividend in an amount not in excess of $5.08 per share of First National Common Stock (the “Special Dividend”); and

Exhibit 2.1

WHEREAS, subject to certain limitations set forth in Section 2, Premier has agreed to pay holders of First National Common Stock a cash amount up to $1.00 per share of First National Common Stock if the Special Dividend amount approved and paid is less than $5.08 per share of First National Common Stock; and

WHEREAS, the Board of Directors of Premier has approved this Agreement, authorized the execution hereof in counterparts; and

WHEREAS, the Board of Directors of First National has approved this Agreement, authorized the execution hereof in counterparts, and directed that it be submitted to its shareholders for approval, ratification and confirmation; and

WHEREAS, Premier has agreed to cause a new West Virginia corporation to be organized which shall be named First National Acquisition, Inc., or such other name as Premier may determine (“Interim Company”), with its initial principal office and place of business to be located in Huntington, West Virginia, and all shares of its capital stock to be owned by Premier; and

WHEREAS, Premier has agreed to cause Interim Company to approve this Agreement and authorize the execution of an Adoption Agreement substantially in the form attached hereto as “Exhibit A” which is incorporated herein by reference.

NOW, THEREFORE, in consideration of the foregoing premises, which are not mere recitals but an integral part hereof, and in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

Section 1.     Merger

1.1           General Effect of Merger; Assets.  At the Effective Time (hereinafter defined in Section 7.2), Interim Company shall merge with and into First National (the “Merger”) under the charter of First National pursuant to the provisions of and with the effect provided in the West Virginia Business Corporation Act, Chapter 31D (The “WVBCA”).  First National shall be (and is hereinafter called when reference is made to it at and after the consummation of the Merger) the “Surviving Company”.  At the Effective Time of the Merger, the corporate existence of Interim Company shall cease.  The Surviving Company shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of the Interim Company and First National; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, if any, and all other choses in action, and all and every other interest of or belonging to or due to the Interim Company and First National, and each of them, shall be deemed to be transferred to and vested in the Surviving Company without further act or deed; and the title to any real estate, or any interest therein, vested in the Interim Company and First National and each of them, before the Merger, shall not revert or in any way be impaired by reason of the Merger.

1.2           Liabilities of Surviving Company.  From and after the Effective Time of the Merger, the Surviving Company shall be liable for all liabilities of First National and Interim Company and all deposits, debts, liabilities, obligations and contracts of First National and Interim Company, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of First National or Interim Company, as the case may be, shall be those of and are hereby expressly assumed by the

Exhibit 2.1

Surviving Company and shall not be released or impaired by the Merger, and all rights of creditors and other obligees and all liens on property of either First National or Interim Company shall be preserved unimpaired, and the Surviving Company shall have all rights and shall be liable for all obligations of First National under all employee benefit plans and arrangements of First National and such plans and related trusts shall continue in effect without any interruption or termination unless and until changed as therein, in this Agreement or by law provided or permitted or as mutually agreed to by the parties hereto.

1.3           Name, Directors and Officers of Surviving Company.  The Articles of Incorporation and the By-laws of First National in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-laws of the Surviving Company until changed as therein or by law provided.  Until changed by the shareholder or Board of Directors of Surviving Company, as the case may be, the directors and officers of the Surviving Company at the Effective Time shall be those persons who are directors and officers respectively of Interim Company immediately before the Effective Time.  The committees of the Board of Directors of the Surviving Company at the Effective Time shall be the same as and shall be composed of the same persons who are serving on committees appointed by the Board of Directors of Interim Company as they exist immediately before the Effective Time.  The committees of officers of the Surviving Company at the Effective Time shall be the same as and shall be composed of the same officers who are serving on the committees of officers of Interim Company as they exist immediately before the Effective Time.

1.4           Capital Structure of Surviving Company.  The capital structure of the Surviving Company shall be the same as the capital structure of First National.

1.5           Subsidiary Merger.  Immediately after the Effective Time of the Merger, First National, as the Surviving Company, shall merge with and into Premier (the “Subsidiary Merger”) under and with the effect provided in the WVBCA.  At the effective time of the Subsidiary Merger, Premier shall be the surviving corporation and the corporate existence of First National as the Surviving Company of the Merger shall cease.  The Subsidiary Merger shall become effective upon the occurrence of the filing in the office in the West Virginia Secretary of State of articles of merger in accordance with Section 31D-11-1106 of the WVBCA or such later date and time as may be set forth in such articles and the issuance of a certificate of merger by the Secretary of State under the WVBCA.

1.6           (a)           The Bank Merger.  After the Effective Time, First National Bank (“Bank”), the wholly owned subsidiary of First National, shall merge with and into Premier Bank, Inc. (“Premier Bank”), a wholly owned subsidiary of Premier (the "Bank Merger"), the separate existence of Bank shall cease and Premier Bank shall survive and continue to exist as a West Virginia banking corporation. Premier may at any time prior to the Effective Time, change the method of effecting the combination with Bank (including, without limitation, the provisions of this Section 1.6) if and to the

Exhibit 2.1

extent it deems such changes necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of 7Merger Consideration, or the relative proportions of cash and Premier Common Stock included therein, (ii) adversely affect the tax-free treatment of the Merger to First National's shareholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided, further, that Premier shall provide First National with prior written notice of such change and the reasons therefore.

(b)           Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the Bank Merger shall become effective upon the occurrence of the filing in the office in the West Virginia Secretary of State of articles of merger in accordance with Section 31D-11-1106 of the WVBCA or such later date and time as may be set forth in such articles and the issuance of a certificate of merger by the Secretary of State under the WVBCA. The Bank Merger shall have the effects prescribed in the WVBCA.

(c)           Effective Time. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the parties shall use reasonable efforts to cause the effective date of the Bank Merger (the "Bank Merger Effective Date") to occur as soon as reasonably practicable after the Effective Time or such later date to which the parties may agree in writing.

1.7           Change in Method of Effecting Acquisition.  Premier may at any time prior to the Effective Time change the method of effecting the combination with Interim Company (including, without limitation, the provisions of this Section 1 if and to the extent it deems such change to be necessary, appropriate or desirable; however, that no such change shall (i) alter or change the amount or kind of Merger Consideration (as hereinafter defined), (ii) adversely affect the tax treatment of First National’s stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that Premier shall provide First National prior written notice of such change and the reasons therefore.

Exhibit 2.1

Section 2.     Conversion, Exchange and Cancellation of Shares

2.1           General.  The manner of converting and exchanging First National Common Stock, all of which is represented by outstanding share certificates, into the Merger Consideration shall be as hereinafter provided in this Section 2.

2.2          Conversion of First National Common Stock.    Each share of First National Common Stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares, Treasury Stock and any share of First National Common Stock held by any wholly-owned subsidiary of First National, shall automatically be converted into the right to receive (i) stock consideration in accordance with subparagraphs (a) and (b), (ii) Cash Consideration in accordance with subparagraphs (c) and (e), and (iii) Additional Cash Consideration in accordance with subparagraphs (d) and (e) (collectively, the “Merger Consideration”), as follows:

(a)           1.725 fully paid and non-assessable shares of Premier Common Stock (determined by dividing (n) 1,436,600  by (d) the number of shares of First National Common Stock issued and outstanding at the Effective Time, which as of June 29, 2015 is 832,812); provided, however, if

(b)           The weighted average of the daily closing trade prices of Premier Common Stock on the NASDAQ Global Market System during the twenty (20) consecutive NASDAQ Global Market System trading days ending on the trading day before the Effective Time, rounded to the nearest whole cent (“Premier's Trading Price”) is greater than $15.50 then the Exchange Ratio shall be reduced and calculated as follows: (n) $22,267,300 divided by (d) Premier's Trading Price, with that quotient further divided by (dd) the number of shares of First National Common Stock outstanding as of the Effective Time.  The lower ratio determined pursuant to (a) or (b), rounded to the nearest thousandth, shall be hereinafter referred to as the “Exchange Ratio”.  The Exchange Ratio, as adjusted pursuant to this Section 2.2(b) shall not be less than 1.650.

(c)           If Premier's Trading Price is less than $15.50,  then,  subject to the limitation set forth in subparagraph (e), Premier shall pay up to an additional $1.20 in cash for each share of First National Common Stock, the exact amount to be calculated as follows: $15.50 less Premier's Trading Price multiplied by 1.725 (the “Cash Consideration”).  In no event, however, shall the sum of Cash Consideration and Additional Cash Consideration defined in subparagraph (d) below exceed the sum of $1.20 per share of First National Common Stock.

(d)           If First National’s Special Dividend approved and paid is less than $5.08 per share, then, subject to the limitation set forth in subparagraph (e) Premier shall pay further additional cash consideration of up to $1.00 for each share of First National Common Stock (the “Additional Cash Consideration”), however, Additional Cash Consideration is payable if, and only if, the Estimated PreClosing Shareholders’ Equity described in Section 6(d) equals or exceeds $21,836,000.

(e)           In no event shall the total of the Cash Consideration and the Additional Cash Consideration exceed $1.20 per First National share, or $1,000,000 in the aggregate.

Exhibit 2.1

(f)           In the event that the sum of the Special Dividend and the Merger Consideration, based on Premier’s Trading Price, the Cash Consideration and the Additional Cash Consideration, would be less than $27.50 per share of First National, then this Agreement may be terminated by First National, on written notice to Premier; provided that Premier may, at its sole option and discretion, increase the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $27.50 per share, whereupon no termination shall have occurred pursuant to this Section 2.2(f), and this Agreement shall remain in effect in accordance with its terms (except as the applicable Merger Consideration shall have been so modified); provided further, that the change of the Merger Consideration by Premier may not adversely affect the tax treatment of the transactions as contemplated herein and specifically in Section 6(n) hereof.

(g)           In the event that the sum of the Special Dividend and the Merger Consideration, based on Premier’s Trading Price, the Cash Consideration and the Additional Cash Consideration, would be greater than $36.14 per share of First National, then this Agreement may be terminated by Premier, on written notice to First National; provided that First National may, at its sole option and discretion, decrease the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $36.14 per share, whereupon no termination shall have occurred pursuant to this Section 2.2(g), and this Agreement shall remain in effect in accordance with its terms (except as the applicable Merger Consideration shall have been so modified); provided further, that the change of the Merger Consideration may not adversely affect the tax treatment of the transactions as contemplated herein and specifically in Section 6(n) hereof.

(h)           Treasury Shares.  Each share of First National Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefore.

2.3           Manner of Exchange.   After the Effective Time of the Merger, except for persons who may have dissenters’ rights pursuant to WVBCA and who exercise any rights they may have as dissenting shareholders of First National, if any, each holder of a certificate theretofore evidencing outstanding shares of First National Common Stock, upon surrender of such certificate, accompanied by a Letter of Transmittal, to Premier shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Premier Common Stock, Cash Consideration and Additional Cash Consideration for which shares of First National Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in this Section 2, without interest.  Premier, or its Exchange Agent shall mail such Letter of Transmittal to First National shareholders no later than three (3) business days after the Effective Time.  Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Merger, represented First National Common Stock will be deemed to evidence the right to receive the number of full shares of Premier Common Stock, Cash Consideration and Additional Cash Consideration into which the shares of First National Common Stock represented thereby may be converted, and will be deemed for all corporate purposes of Premier to evidence ownership of the number of full shares of Premier Common Stock, Cash Consideration and Additional Cash Consideration into which the shares of First National Common Stock

Exhibit 2.1

represented thereby were converted.  Until such outstanding certificates formerly representing First National Common Stock are surrendered, no dividend payable to holders of record of Premier Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof.  After the Effective Time of the Merger there shall be no further registry of transfers on the records of First National of shares of First National Common Stock.  Upon surrender of certificates of First National Common Stock for exchange for Premier Common Stock, Cash Consideration and Additional Cash Consideration, there shall be paid to the record holder of the certificates of Premier Common Stock issued in exchange therefor (i) the amount of dividends theretofore paid with respect to such full shares of Premier Common Stock as of any record date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date the amount of dividends with a record date after the Effective Time of the Merger, but prior to surrender and a payment date subsequent to surrender.  No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

2.4           Fractional Shares.  Premier will not issue fractional shares or fractional share certificates, but in lieu of the issuance of fractional shares will pay cash, without interest, to any First National shareholder otherwise entitled to receive such fractional shares.  The amount of such cash payment will be determined by multiplying the fractional share interest to which a First National shareholder would otherwise be entitled by Premier’s Trading Price. Payment for fractional shares will be made with respect to each shareholder at the time such shareholder’s certificates of First National Common Stock are exchanged.

2.5           Lost Certificates.  If a certificate evidencing outstanding shares of First National Common Stock is lost, stolen or destroyed, the registered owner thereof shall be entitled to receive the Premier  certificate and cash, without interest, to which he would otherwise be entitled on exchange of such certificate, by notifying Premier in writing of such lost, stolen or destroyed certificate and giving Premier evidence of loss and a bond sufficient to indemnify Premier against any claim that may be made against it on account of the alleged lost, stolen or destroyed certificate and the issuance of the certificate and cash.

Exhibit 2.1

Section 3.    Representations, Warranties and Covenants of Premier

Standard.  No representation or warranty of Premier contained in Section 3 or of First National contained in Section 4 shall be deemed untrue, inaccurate or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Section 3, in the case of Premier, or Section 4, in the case of First National, has had or would reasonably be expected to have a Material Adverse Effect with respect to Premier or a Material Adverse Effect with respect to First National, (disregarding for purposes of Section 3 and Section 4 all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect,” and words of similar import).  Notwithstanding the immediately preceding sentence, the representations and warranties contained in Section 3.2 and Section 4.2 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent.

Except as disclosed in the Disclosure Letter (as defined in Section 14.15), Premier hereby represents and warrants to and covenants with First National that:

3.1           Organization, Standing and Authority.  Premier is a corporation validly existing and in good standing under the laws of the Commonwealth of Kentucky, and is a duly registered bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended.  Premier has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Merger, the Subsidiary Merger and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of Premier in accordance with its terms.  At the Effective Time, Premier will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

3.2           Capital Structure.  The authorized capital stock of Premier consists of 20,000,000 shares of Premier Common Stock, of which 8,167,806 shares are currently issued and outstanding and 1,000,000 shares of Premier Preferred Stock, none of which are currently issued and outstanding.  All of such shares are fully paid and non-assessable.  Premier does not have any other shares of Premier Common Stock or Premier Preferred Stock or any other capital stock issued or outstanding.  Premier does not have any outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of its capital stock except that Premier has reserved 640,659 shares of Premier Common Stock to be issued upon the exercise of stock options granted to certain Premier employees.

As of June 29, 2015, 286,409 option grants for Premier Common Stock were outstanding, of which 204,675 were immediately exercisable.  The holders of Premier Common Stock have no preemptive rights with respect to the issuance of additional authorized shares of Premier Common Stock.  Nothing in this Agreement shall prohibit or impair the ability and right of Premier to increase its authorized capital stock, or issue or

Exhibit 2.1

agree to commit to issue additional shares of its capital stock, and any increase in authorized capital stock, or issuance, or agreement or commitment to issue, additional shares of Premier Common Stock (other than an issuance, or agreement or commitment to issue, resulting from a stock dividend, stock split, or reverse stock split) shall not alter or affect the Merger Consideration set forth in Section 2.2 hereof.

3.3           Premier Subsidiaries.  At the date of this Agreement, Premier has two (2) state bank subsidiaries, as follows:

(a)       Premier State Banks:

Premier Bank, Inc.; and
Citizens Deposit Bank and Trust, Inc.

hereinafter referred to as “Premier State Banks”.

The Premier State Banks are hereinafter jointly referred to as the “Premier Subsidiaries”.

Except for the Premier State Banks, Premier has no subsidiaries.

Each of the Premier State Banks is a banking corporation, duly organized, validly existing under the laws of either the State of West Virginia, or the Commonwealth of Kentucky, and has the corporate power and is duly authorized to own all of its properties and assets and to carry on its business as is now being conducted.  Premier owns all of the issued and outstanding capital stock of each of the Premier Subsidiaries, free and clear of any liens, claims, security interest, encumbrances, charges or rights of third parties of any kind whatsoever, except that (i) 25% of Premier’s 100% interest in Premier Bank is pledged as collateral for a $4,700,000 loan and $3,000,000 line of credit from First Guaranty Bank of Hammond, Louisiana and (ii) 100% of Premier’s 100% interest in Citizens Deposit Bank is pledged as collateral for a $5,700,000 loan and a $5,000,000 line of credit from The Bankers’ Bank of Kentucky, Inc. of Frankfort, Kentucky.

Nothing in this Agreement shall prohibit or impair the ability and right of Premier or any Premier Subsidiary to create or acquire, or agree to create or acquire, any other subsidiaries or entities or to acquire, consolidate or merge with any other company, corporation, bank or banking association, or to acquire or establish any branch prior to the Effective Time, provided however that none of the transactions described in this paragraph shall adversely affect Premier’s ability to fulfill its obligations under this Agreement or result in the imposition of a burdensome condition by a regulatory authority.

3.4           Authority.  The execution and delivery of this Agreement do not, and the consummation of the Merger, the Subsidiary Merger and transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or By-laws of Premier, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order,

Exhibit 2.1

arbitration award, judgment, injunction or decree, or result in the termination of any material license, franchise, lease, or permit to which Premier is a party or by which it is bound, and will not violate or conflict with any other material restriction of any kind or character to which Premier is subject.

3.5           Premier Financial Statements.  Premier has delivered to First National prior to the execution of this Agreement copies of the following financial statements of Premier (which, together with all future financial statements to be furnished are collectively referred to herein as the “Premier Financial Statements”): the audited Consolidated Balance Sheets of Premier as of December 31, 2014 and December 31, 2013, and the related Consolidated Statements of Income, Consolidated Statements of Cash Flows and Consolidated Statements of Changes in Shareholders’ Equity for the three years ended December 31, 2014, and the notes thereto.  The Premier Financial Statements (as of the dates thereof and for the periods covered thereby):

(a)           are in accordance with the books and records of Premier, which are complete and correct in all material respects that are required by generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law) and which have been maintained in accordance with good business practices; and

(b)           present fairly, in all material respects, the financial position and results of operations and cash flows of Premier as of the dates and for the periods indicated, in accordance with generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law), applied on a basis consistent with prior years, and do not fail to disclose any material extraordinary or out-of-period items.

Premier’s unaudited Balance Sheet and the related unaudited Statements of Income and Statements of Changes in Cash Flows, for the calendar quarter and year-to-date periods ended March 31, 2015, and for each calendar quarter thereafter until the Effective Time, all of which Premier shall deliver to First National as soon as practicable, will be prepared in accordance with accounting principals consistently applied and will fairly present Premier’s financial condition and results of operations as of such date and for such periods, except for footnote disclosures, which generally do not include all of the disclosures normally required for annual financial statements.

3.6           Allowance for Possible Loan Losses.  The allowance for possible loan losses shown on the Consolidated Balance Sheet of Premier as of December 31, 2014, and March 31, 2015, has been established and is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 2014 and March 31, 2015 respectively.

3.7           Accuracy of Annual Reports.  The annual reports of Premier to its shareholders for the years 2014, 2013 and 2012 do not contain as of the dates thereof any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading.

Exhibit 2.1

3.8           Absence of Undisclosed Liabilities.  At December 31, 2014 and March 31, 2015, none of Premier or the Premier Subsidiaries had any obligation or liability (contingent or otherwise) which was material, or which when combined with all similar obligations or liabilities would have been material, to Premier (i) except as disclosed in the Premier Financial Statements and (ii) except, in the case of any of the Premier State Banks, for unfunded loan commitments made in the ordinary course of their respective businesses and consistent with generally accepted banking practices; nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to December 31, 2014, or from any action omitted to be taken during such period that, to the knowledge of Premier, could reasonably be expected to result in any such material obligation or liability, except as disclosed or provided for in the Premier Financial Statements.  The amounts set up as liabilities for taxes in the Premier Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local and foreign excise, franchise, property, payroll, income, capital stock and sales and use taxes) accrued in accordance with generally accepted accounting principles and unpaid at December 31, 2014.  Since December 31, 2014, none of Premier or the Premier Subsidiaries has incurred or paid any obligation or liability which would be material (on a consolidated basis) to Premier, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with generally accepted banking practices and except as disclosed herein.

3.9           Tax Matters.

(a)           All federal, state, local and foreign tax returns, (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of any of Premier or the Premier Subsidiaries have been timely filed or requests for extensions have been timely filed, granted and have not expired and all returns filed are complete and accurate to the best information and belief of Premier management.  All taxes shown on filed returns have been paid.  As of the date hereof, and as of the Effective Time, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to any of Premier or the Premier Subsidiaries, except as reserved against in the Premier Financial Statements, or as previously disclosed to First National in writing.  All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

(b)           None of Premier or the Premier Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

(c)           To the extent any federal, state, local or foreign taxes are due from any of Premier or the Premier Subsidiaries for the period or periods beginning January 1, 2015, or thereafter through and including the Effective Time, adequate provision on an estimated basis has been or will be made for the payment of such taxes by establishment of appropriate tax liability accounts on the last monthly financial statements of Premier or the Premier Subsidiaries prepared before the Effective Time.

Exhibit 2.1

(d)           Deferred taxes of Premier or the Premier Subsidiaries have been provided for in accordance with generally accepted accounting principles.

3.10           Loans.  Except as disclosed or provided for in the Premier Financial Statements, to the best knowledge and belief of its management, each loan reflected as an asset of any Premier State Bank in the Premier Financial Statements as of December 31, 2014, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, was made in the ordinary course of business, was not known to be uncollectible at the time it was made and was made in accordance with the standard loan policies of such lending bank, and no loan having an unpaid balance (principal and accrued interest) in excess of $500,000.00 is subject to any asserted defense, offset or counterclaim known to Premier.

3.11           Properties.  Except as disclosed in the Premier Financial Statements, Premier and the Premier Subsidiaries have good and marketable title, free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character, to all of the respective properties and assets, tangible or intangible, whether real, personal or mixed, reflected in the Premier Financial Statements as being owned by them at December 31, 2014 or acquired by them after December 31, 2014.  To the best knowledge and belief of Premier management, all buildings, and all fixtures, equipment and other property and assets which in the opinion of management are material to its business on a consolidated basis, held under leases or subleases by any of Premier and the Premier Subsidiaries, as the case may be, are held under valid instruments enforceable in accordance with their respective terms (except as previously disclosed in writing to First National and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

3.12           Compliance with Laws.  Premier and each of the respective Premier Subsidiaries:

(a)           is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or any of its employees (because of such employee’s activities on behalf of it), the breach or violation of which could have a material adverse effect on such business; and

(b)           has received no notification from any agency or department of federal, state or local government or regulatory authorities or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization.

3.13           Employee Benefit Plans.  With respect to any plan or arrangement of Premier or any Premier Subsidiary which constitutes an employee benefit within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”):

Exhibit 2.1

(a)           All “employee benefit plans”, as defined in Section 3(3) of ERISA, which cover one or more employees employed by any of Premier or any Premier Subsidiary (each individually, a “Plan”, and collectively, the “Plans”) comply in all material respects with ERISA and, where applicable for tax-qualified or tax-favored treatment, with the Internal Revenue Code of 1986.  As of December 31, 2014, none of Premier or any Premier Subsidiary had any material liability under any Plan that is not reflected on the audited statements of financial condition of Premier or the unaudited balance sheets of the Premier Subsidiaries, as of such date, or in the notes thereto (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation and anniversary awards, provided that such liabilities are not in any event material).  Neither the Plans nor any trustee or administrator thereof has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or, where applicable, Section 4975 of the Internal Revenue Code of 1986 for which no exemption is applicable, nor have there been any “reportable events” within the meaning of Section 4043 of ERISA for which the 30-day notice therefor has not been waived.

(b)           No litigation is pending against any Plan or plan fiduciary seeking the payment of benefits or alleging a breach of trust or fiduciary duty by any plan fiduciary.

(c)           Neither Premier nor any Premier Subsidiary is a party to any multiemployer pension plan as defined in Section 414(f) of the Internal Revenue Code of 1986 and Section 3(37) of ERISA.

3.14           Commitments and Contracts.   Neither Premier nor any Premier Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

 (i)           any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant;

(ii)           any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar understandings with respect to any present or former officer, director or consultant;

(iii)           any contract or agreement with any labor union;

(iv)           any contract not made in the ordinary course of business containing covenants limiting the freedom of Premier or any Premier Subsidiary to compete in any line of business or with any person or involving any restriction of the area in which, or method by which, Premier or any Premier Subsidiary will carry on its business (other than as may be required by law or applicable regulatory authorities).

3.15           Labor.  No work stoppage involving Premier or any Premier Subsidiary is pending or, to the best Premier’s knowledge, threatened.  Neither Premier nor any Premier Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Premier or any Premier Subsidiary.  Employees of Premier or any Premier Subsidiary are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

Exhibit 2.1

3.16           Material Contracts Furnished.  Premier has made available to First National true and complete copies of all material contracts, leases and other agreements to which Premier or any Premier Subsidiary are parties or by which they are bound and of all employment, pension, retirement, stock option, profit sharing and deferred compensation, consultant, bonus, group insurance or similar plans with respect to any of the directors, officers, or other employees of Premier or any Premier Subsidiary.

3.17           Material Contracts.  Except as is otherwise provided in this Agreement, none of Premier or the Premier Subsidiaries, nor any of their respective assets, businesses or operations is, as of the date hereof, a party to, or is bound or affected by, or receives benefits under, (i) any material agreement, arrangement or commitment not cancellable by it without penalty, other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis, or (ii) any material agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis.

3.18           Material Contract Defaults.  None of Premier or the Premier Subsidiaries is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event which with the lapse of time or the giving of notice or both would constitute such a default.

3.19           Legal Proceedings.  There are no actions, suits or proceedings instituted or pending, or to the best knowledge of Premier, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome), including eminent domain proceedings, against or relating to any of Premier or the Premier Subsidiaries, respectively, or against any property, asset, interest or right of any of them, that could have a material and adverse effect on the condition (financial or other, present or prospective), business, properties, assets, operations, liabilities or prospects of Premier or any of the Premier Subsidiaries, respectively, or that threaten or would impede the consummation of the transactions contemplated by this Agreement.  None of Premier or the Premier Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, stay, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

3.20           Absence of Certain Changes or Events.  Since December 31, 2014, none of Premier or the Premier Subsidiaries has:  (i) incurred any material liability, except in the ordinary course of its business, and except as permitted pursuant to this Agreement; (ii) suffered any material adverse change in its business, operations, assets or condition (financial or other); or (iii) failed to operate its business consistent with generally acceptable banking practice.

Exhibit 2.1

3.21           Reports.  Since January 1, 2015, each of Premier and the Premier Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, which they were required to file with:  (i) the Securities and Exchange Commission, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements; (ii) the Board of Governors of the Federal Reserve System; (iii) the Federal Deposit Insurance Corporation; (iv) the West Virginia Division of Financial Institutions; (v) the Kentucky Department of Financial Institutions; and (vi) any other governmental agency or regulatory authority having jurisdiction over its operations.  Each of such reports and documents, including the financial statements, exhibits and schedules thereto, and each other document delivered to First National by Premier does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

3.22           Investments.    Except as incurred in the ordinary course of business as heretofore conducted all securities owned by Premier and the Premier Subsidiaries of record and beneficially are free and clear of all mortgages, liens, pledges and encumbrances.  Any securities owned of record by Premier and the Premier Subsidiaries in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer have been previously disclosed to First National in writing.  There are no voting trusts or other agreements or undertakings with respect to the voting of such securities.

3.23           Securities Portfolio.  Since December 31, 2014, there have been no material changes in the quality of Premier’s or any of the Premier Banks’ portfolios of securities.

3.24           Environmental Matters.  To the knowledge of Premier, neither Premier nor any Premier Subsidiary nor any properties owned or operated by Premier or any Premier Subsidiary has been or is in violation of or liable under any Environmental Law (as hereinafter defined).  There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the best knowledge of Premier’s management, threatened relating to the liability of any properties owned or operated by Premier or any Premier Subsidiary under any Environmental Law.  “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, sub-surface soil, plant and animal life or any other natural resource) and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

3.25           Preparation of Registration Statement on Form S-4/Accuracy of Proxy Statement.  Premier at its sole cost and expense shall prepare and file with the Securities and Exchange Commission a Registration Statement on Form S-4 relating to the shares of Premier Common Stock to be

Exhibit 2.1

issued to First National shareholders.  The material which refers to Premier and which will be submitted by Premier for inclusion in the proxy statement referred to in Section 10 hereof, or in any amendment or supplement thereto, mailed to the holders of First National Common Stock will not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

3.26           Interim Company Formation; Adoption Agreement.  Premier at its sole cost and expense shall cause to be organized Interim Company as a West Virginia corporation and shall cause Interim Company to execute and enter into an Adoption Agreement in substantially the form attached hereto as “Exhibit A” and a Plan of Merger in substantially the form annexed hereto as “Exhibit B” and cause Interim Company to take such action as is provided in this Agreement or in said Adoption Agreement or Plan of Merger upon Interim Company’s part to be taken.  Immediately prior to the Effective Time, Premier will own all of the issued and outstanding shares of Interim Company’s capital stock.

3.27           Filing of Applications to Merge.  Premier at its sole cost and expense shall cause to be filed with the Federal Reserve Board, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, West Virginia Division of Financial Institutions and the Bureau of Financial Institutions of the Commonwealth of Virginia, State Corporation Commission (i) an application to merge First National and Interim Company, and to merge the Surviving Company into Premier in the Subsidiary Merger and shall cause Interim Company to take such action as is provided in this Agreement upon Interim Company’s part to be taken and (ii) an application to approve the Bank Merger, and shall cause Premier Bank to take such action as is provided in this Agreement upon Premier Bank’s part to be taken.

3.28           Best Efforts.  On or prior to the Closing Date (hereinafter defined in Section 7.1 hereof), Premier will, to the extent permitted by applicable laws, rules and regulations, take such actions, and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

3.29           Conduct of Business - Acquisitions.  Premier and First National have agreed in principle that continued growth of Premier through the acquisition of, or consolidation or merger with, one or more banks or bank holding companies, and the payment of cash, the issuance of additional shares of Premier, or both, as consideration therefor, all upon proper terms and conditions, will inure to the benefit of Premier and to First National in the event the Merger is effected.  First National has agreed that in the event the Merger is effected, such contemplated actions will inure to the benefit of First National as well as to Premier, and has generally approved, in principle, such acts. First National hereby consents to, and agrees that Premier, without obtaining any further consent or approval of First National, may acquire, consolidate or merge with any other company, corporation, bank or banking association, or acquire any assets of any other company, corporation, bank or banking association; provided however that no such enumerated action may (i) result in Premier abrogating or modifying its obligations under this Agreement or (ii) impair Premier’s ability to obtain regulatory

Exhibit 2.1

approval of the transactions contemplated by this Agreement or (iii) result in any regulatory approval containing an unreasonable regulatory condition and no agreement to issue Premier Common Stock or issuance thereof in connection with any such act shall alter or affect the Merger Consideration set forth in Section 2.2 hereof.

3.30           Conduct of Business - Affirmative Covenants of Premier.  Premier covenants and agrees that:

(a)           Subsequent to the date of this Agreement and prior to the Effective Time, Premier and the Premier Subsidiaries will operate their respective businesses only in the normal course and manner;

(b)           Immediately upon the execution of this Agreement, Premier will direct its accountants to give First National access to all information, documents and working papers pertaining to Premier;

(c)           From and after the execution of this Agreement, Premier will promptly advise First National of any material adverse change in its or any Premier Subsidiary’s respective financial conditions, assets, business operations or key personnel and of any material breach of any representation or warranty made by Premier in this Agreement;

(d)           Subsequent to the date of this Agreement and prior to the Effective Time Premier shall maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in effect on the date of this Agreement in order to protect Premier against losses for which insurance protection can reasonably be obtained; and

(e)           Premier will use its best efforts in good faith to take or cause to be taken all actions required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger, the Bank Merger and the transactions contemplated hereby at the earliest possible date and cooperate fully with First National to that end.

3.31           Directors and Officers Indemnification and Insurance.

(a)           Indemnification.  Following the Closing Date and for a period of three (3) years thereafter, Premier shall indemnify, defend and hold harmless the present directors, officers and employees of Bank and First National (an “Indemnified Party)” against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or omissions occurring at or prior to the Closing Date (including, but not limited to, the transactions contemplated by this Agreement to the fullest extent that Premier is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the State of West Virginia, Premier’s Articles of Incorporation, Premier’s By-laws, and any agreement as in effect as of the date hereof.

Exhibit 2.1

(b)           Insurance. For a period of three (3) years from the Closing Date, Premier shall use its reasonable best efforts to provide director’s and officer’s liability insurance for the present and former officers and directors of Bank and First National with respect to claims against such directors and officers arising from facts or events which occurred before the Closing Date, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as coverage currently being provided by Bank and First National, but in no event shall the premium for said coverage exceed $75,000.  Alternatively, Bank and First National, at their option, may purchase the coverage provided for in this Section 3.31(b) prior to Closing for a premium not to exceed $75,000, and such expenditure shall not be considered in calculating shareholders’ equity for purposes of Sections 2.2(d) and 6(d) of this Agreement.

(c)           Consolidation or Merger. If Premier or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Premier shall assume the obligations set forth in this Section 3.31.

(d)           Survival. Provisions of this Section 3.31 shall survive the Closing Date and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

3.32           Stock Listing.

Premier agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the Premier Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Premier Common Stock to be issued in the Merger.

Exhibit 2.1

Section 4.     Representations, Warranties and Covenants of First National.

Except as disclosed in the Disclosure Letter (as defined in Section 12.15) First National hereby represents and warrants to and covenants with Premier that:

4.1           Organization, Standing and Authority.  First National is a corporation validly existing and in good standing under the laws of the State of West Virginia, and is a duly registered, and is a duly registered bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended.  First National has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of First National in accordance with its terms, subject only to the requirement of ratification, confirmation and approval by First National’s shareholders.  At the Effective Time, First National and Bank will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

4.2           Capital Structure.  The authorized capital stock of First National consists of 10,000,000 shares of First National Common Stock, par value of $1.00 per share, of which 896,897 shares are issued, 832,812 shares are issued and outstanding and 64,085 shares are held as Treasury Stock.  First National does not have any subscriptions, options, warrants, calls, or other agreements or commitments, of any kind relating to or obligating it to issue any shares of its capital stock.  Further, there are no securities outstanding which are convertible into capital stock of First National.  None of the shares of First National Common Stock has been issued in violation of any preemptive rights of shareholders.

4.3           Subsidiaries.  First National has three subsidiaries: (i) First National Bank (“Bank”), a national banking association, (ii) FNB Insurance, LLC, a West Virginia limited liability company and (iii) FNB Capital Trust One, a Delaware statutory trust (collectively, the “First National Subsidiaries”).  First National will not organize or acquire any other subsidiaries prior to the Effective Time of the Merger without the written consent of the President of Premier.

The Bank validly exists under the laws of the United States of America, and has the corporate power and is duly authorized to own all of its properties and assets and to carry on its business as is now being conducted.

First National owns all of the issued and outstanding capital stock of the First National Subsidiaries, free and clear of any liens, claims, security interest, encumbrances, charges or rights of third parties of any kind whatsoever.

4.4           Authority.  The execution and delivery of this Agreement do not, and the consummation of the Merger, the Subsidiary Merger and the Bank Merger and transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or By-laws of First National or Articles of Association or By-laws of Bank, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, injunction or decree, or result in the

Exhibit 2.1

termination of any material license, franchise, lease, or permit to which First National or Bank or any of the First National Subsidiaries is a party or by which any of them is bound, and will not violate or conflict with any other material restriction of any kind or character to which First National or Bank or any First National Subsidiary is subject.

4.5           First National Financial Statements.  First National has delivered to Premier prior to the execution of this Agreement copies of the following financial statements of First National (which, together with all future financial statements to be furnished are collectively referred to herein as the “First National Financial Statements”):  the audited Consolidated Balance Sheets of First National as of December 31, 2014 and December 31, 2013, and the related Consolidated Statements of Income, Consolidated Statements of Cash Flows and Consolidated Statements of Changes in Shareholders’ Equity for the three years ended December 31, 2014, and the notes thereto.  The First National Financial Statements (as of the dates thereof and for the periods covered thereby):

(a)           are in accordance with the books and records of First National, which are complete and correct in all material respects that are required by generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law) and which have been maintained in accordance with good business practices; and

(b)           present fairly the financial position and results of operations and cash flows of First National as of the dates and for the periods indicated, in accordance with generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law), applied on a basis consistent with prior years, and do not fail to disclose any material extraordinary or out-of-period items.

First National’s unaudited Consolidated Balance Sheet and the related unaudited Consolidated Statements of Income and Consolidated Statement of Changes in Shareholders’ Equity, for the calendar quarter and year to date periods ending March 31, 2015, and for each calendar quarter thereafter until the Effective Time, all of which First National shall deliver to Premier as soon as practicable, will be prepared in accordance with accounting principles consistently applied and will fairly present First National’s financial condition and results of operations as of such date and for such periods, except for footnote disclosures, which generally do not include all of the disclosures normally required for annual financial statements.

4.6           Accuracy of Annual Reports.  First National’s annual reports to its shareholders for the years 2014 and 2013 heretofore delivered to Premier do not contain as of the dates thereof any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading.

4.7           Allowance for Possible Loan Losses.  The allowances for possible loan losses shown on the Consolidated Balance Sheet of First National and the Bank as of December 31, 2014 and March 31, 2015, have been established and are adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on

Exhibit 2.1

loans outstanding (including accrued interest receivable) as of December 31, 2014 and March 31, 2015, respectively.  Bank will continue to calculate its allowance for possible loan losses under the requirements of generally accepted accounting principles using methods consistent with prior periods including specific reserve allocations determined under ASC 310-10-35 (formerly FAS 114).

4.8           Absence of Undisclosed Liabilities.  At December 31, 2014 and March 31, 2015, neither First National nor Bank nor any First National Subsidiary had any obligation or liability (contingent or otherwise) which was material, or which when combined with all similar obligations or liabilities would have been material, to First National (i) except as disclosed in the First National Financial Statements; and (ii) except, in the case of Bank for unfunded loan commitments made in the ordinary course of its business and consistent with generally accepted banking practices; nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to December 31, 2014, or from any action omitted to be taken during such period that, to the knowledge of First National, could reasonably be expected to result in any such material obligation or liability, except as disclosed or provided for in the First National Financial Statements.  The amounts set up as liabilities for taxes in the First National Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local and foreign excise, franchise, property, payroll, income, capital stock and sales and use taxes) accrued in accordance with generally accepted accounting principles and unpaid at December 31, 2014 and March 31, 2015.  Since December 31, 2014, neither First National nor Bank has incurred or paid any obligation or liability which would be material to First National, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with generally accepted banking practices and except as disclosed herein.

4.9           Tax Matters.

(a)           All federal, state, local and foreign tax returns, (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of First National or Bank or the First National Subsidiaries have been timely filed or requests for extensions have been timely filed, granted and have not expired and all returns filed are complete and accurate to the best information and belief of First National management.  All taxes shown on filed returns have been paid.  As of the date hereof, and as of the Effective Time, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to First National or the Bank or any First National Subsidiary, except as reserved against in the First National Financial Statements.  All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

(b)           Neither First National nor Bank nor any First National Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

Exhibit 2.1

(c)           To the extent any federal, state, local or foreign taxes are due from First National or the Bank or any First National Subsidiary for the period or periods beginning January 1, 2015, or thereafter through and including the Effective Time, adequate provision on an estimated basis has been or will be made for the payment of such taxes by establishment of appropriate tax liability accounts on the last monthly financial statements of First National or the Bank or any First National Subsidiary, prepared before the Effective Time.

(d)           Deferred taxes of First National and the First National Subsidiaries have been provided for in accordance with generally accepted accounting principles.

4.10           Loans.  Except as disclosed or provided for in First National’s Financial Statements, to the best knowledge and belief of its management, each loan reflected as an asset of First National or the Bank in the First National Financial Statements as of December 31, 2014, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, was made in the ordinary course of business, was not known to be uncollectible at the time it was made and was made in accordance with the standard loan policies of such lending bank, and no loan having an unpaid balance (principal and accrued interest) in excess of $100,000 is subject to any asserted defense, offset or counterclaim known to First National or Bank.

4.11           Properties.  Except as disclosed in the First National Financial Statements, First National and the First National Subsidiaries have good and marketable title, free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character, to all of the respective properties and assets, tangible or intangible, whether real, personal or mixed, reflected in the First National Financial Statements as being owned by it at December 31, 2014 or acquired by it after December 31, 2014.  To the best knowledge and belief of First National, all buildings, and all fixtures, equipment and other property and assets which in the opinion of management are material to its business, held under leases or subleases by First National or the Bank are held under valid instruments enforceable in accordance with their respective terms (except as previously disclosed in writing to Premier and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

4.12           Compliance with Laws.  First National and the First National Subsidiaries, to First National’s best knowledge and belief:

(a)           are in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or any of its employees (because of such employee’s activities on behalf of it), the breach or violation of which could have a material adverse effect on such business; and

(b)           have received no notification (not previously disclosed to Premier in writing) from any agency or department of federal, state or local government or regulatory authorities or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any regulatory authorities with respect to its assets or business.

Exhibit 2.1

4.13           Employee Benefit Plans.  With respect to any plan or arrangement of First National or Bank which constitutes an employee benefit plan within the meaning of Section 3(3) of ERISA:

 (a)           Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under Section 4971 of the Internal Revenue Code of 1986, if any, all of which have been fully paid, neither First National nor Bank has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code of 1986.

 (b)           All “employee benefit plans”, as defined in Section 3(3) of ERISA, which cover one or more employees employed by First National or Bank (each individually, a “Plan”, and collectively, the “Plan”) comply in all material respects with ERISA and, where applicable for tax-qualified or tax-favored treatment, with the Internal Revenue Code of 1986.  As of December 31, 2014, no material liability under any Plan that is not reflected in the First National Financial Statements (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation and anniversary awards, provided that such liabilities are not in any event material).  Other than remedial measures under any IRS voluntary correction program, neither the Plans nor any trustee or administrator thereof has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or, where applicable, Section 4975 of the Internal Revenue Code of 1986 for which no exemption is applicable, nor have there been any “reportable events” within the meaning of Section 4043 of ERISA for which the 30-day notice therefor has not been waived.

(c)           No litigation is pending against any plan or plan fiduciary seeking the payment of benefits or alleging a breach of trust or fiduciary duty by any plan fiduciary.

(d)           Neither First National nor Bank is a party to any multiemployer pension plan as defined in Section 414(f) of the Internal Revenue Code of 1986 and Section 3(37) of ERISA.

4.14           Commitments and Contracts.  Neither First National nor any First National Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

(i)           any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than (a) those which are terminable at will not involve in excess of $25,000 per year and (b) First National’s and the Bank’s Executive Endorsement Split Dollar Agreements previously disclosed to Premier);

Exhibit 2.1

(ii)          any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar understandings with respect to any present or former officer, director or consultant involving in excess of $25,000 per year;

          (iii)         any contract or agreement with any labor union;

(iv)          any contract not made in the ordinary course of business containing covenants limiting the freedom of First National to compete in any line of business or with any person or involving any restriction of the area in which, or method by which, First National will carry on its business (other than as may be required by law or applicable regulatory authorities);

(v)           any lease with annual rental payments aggregating $50,000 or more.

4.15           Labor.  No work stoppage involving First National or the Bank is pending or, to the best of First National’s knowledge, threatened.  Neither First National nor Bank is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of First National or the Bank.  Employees of First National or the Bank are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

4.16           Material Contracts Furnished.  First National has provided to Premier true and complete copies of all material contracts, leases and other agreements to which First National or any First National Subsidiary is a party or by which it is bound and of all employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plans with respect to any of the directors, officers, or other employees of First National or the Bank.

4.17           Material Contracts.  Except as is otherwise provided in this Agreement, neither First National nor any First National Subsidiary or any of their respective assets, businesses or operations is, as of the date hereof, a party to, or is bound or affected by, or receives benefits under, (i) any material agreement, arrangement or commitment not cancellable by it without penalty, other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis, or (ii) any material agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis.

4.18           Material Contract Defaults.  Neither First National nor any First National Subsidiary are in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event which with the lapse of time or the giving of notice or both would constitute such a default, except as previously disclosed to Premier in writing.

Exhibit 2.1

4.19           Legal Proceedings.  There are no actions, suits or proceedings instituted or pending, or to the best knowledge of First National threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome), including eminent domain proceedings, against or relating to First National or any First National Subsidiary, or against any property, asset, interest or right of First National or any First National Subsidiary, that could have a material and adverse effect on the condition (financial or other, present or prospective), business, properties, assets, operations, liabilities or prospects of First National or any First National Subsidiary, or that threaten or would impede the consummation of the transactions contemplated by this Agreement.  Neither First National nor any First National Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, stay, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

4.20           Absence of Certain Changes or Events.  Since December 31, 2014, neither First National nor any First National Subsidiary has:  (i) incurred any material liability, except in the ordinary course of its business, consistent with generally acceptable banking practice and except as permitted pursuant to this Agreement; (ii) suffered any material adverse change in its business, operations, assets or condition (financial or other); or (iii) failed to operate its business consistent with generally acceptable banking practice.

4.21           Reports.  Since January 1, 2015, First National and the Bank have filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to file with: (i) the Securities and Exchange Commission, including but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Board of Governors of the Federal Reserve System; (iii) the Office of the Comptroller of the Currency; (iv) the West Virginia Division of Financial Institutions; (v) the Federal Deposit Insurance Corporation; (vi) the Bureau of Financial Institution of the Commonwealth of Virginia, State Corporation Commission; and (vii) any other governmental agency or regulatory authority having jurisdiction over its operations.  Each of such reports and documents, including the financial statements, exhibits and schedules thereto, and each other document delivered to Premier by First National does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

4.22           Accuracy of Proxy Statement.  The material which refers to First National and the Bank and which will be submitted by First National for inclusion in the proxy statement referred to in Section 12 hereof, or in any amendment or supplement thereto, mailed to the holders of First National Common Stock will not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

4.23           Investments.  Except as incurred in the ordinary course of business as heretofore conducted, all securities owned by First National and the First National Subsidiaries of record and beneficially are free and clear of all mortgages, liens, pledges and encumbrances.  Any securities

Exhibit 2.1

owned of record by First National or the Bank in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer have been previously disclosed to Premier in writing.  There are no voting trusts or other agreements or undertakings with respect to the voting of such securities.

4.24           Securities Portfolio.  Since December 31, 2014, there have been no material changes in the quality of the Bank’s portfolio of securities except as previously disclosed to Premier in writing.

4.25           Environmental Matters.  To the knowledge of First National, neither First National nor the Bank nor any properties owned or operated by First National or the Bank has been or is in violation of or liable under any Environmental Law (as hereinafter defined).  There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or the best knowledge of First National’s management, threatened relating to the liability of any properties owned or operated by First National’s or the Bank under any Environmental Law.  “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource) and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

4.26           Best Efforts.  On or prior to the Closing Date (hereinafter defined), First National will, to the extent permitted by applicable laws, rules and regulations, take such actions and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

4.27           Conduct of Business - Negative Covenants of First National.  Except as otherwise contemplated hereby, between the date hereof and the Effective Time, or the time when this Agreement terminates as provided herein, First National or Bank or any First National Subsidiary will not, without the prior written approval of Premier, which approval will not be unreasonably withheld:

(a)           Make any change in its authorized capital stock.

(b)           Issue any shares of its capital stock, securities convertible into its capital stock, or any long term debt securities.

Exhibit 2.1

(c)           Issue or grant any options, warrants, or other rights to purchase shares of its common stock.

(d)           Declare or pay any dividends or other distributions on any shares of First National Common Stock, except for regular quarterly dividends not to exceed Ten Cents ($0.10) per share and the Special Dividend.  The Special Dividend shall not exceed an amount which would cause First National’s Estimated PreClosing Shareholders Equity to be less than $17,600,000.

(e)           Purchase or otherwise acquire or agree to acquire for a consideration any share of First National Common Stock (other than in a fiduciary capacity).

(f)           Except as otherwise contemplated herein or the ordinary course of business, enter into or amend any employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plan in respect of any of its directors, officers, or other employees, or increase the current level of contributions to any such plan now in effect, except for retention bonuses.

(g)           Take any action materially and adversely affecting this Agreement or the transactions contemplated hereby or the financial condition (present or prospective), businesses, properties, or operations of First National or the Bank.

(h)           Acquire, consolidate or merge with any other company, corporation, bank or banking association, or acquire, other than in the ordinary course of business, any assets of any other company, corporation, bank, or banking association.

(i)           Mortgage, pledge, or subject to a lien or any other encumbrance, any of its assets, dispose of any of its assets, incur or cancel any debts or claims, or increase the current level of compensation or benefits payable to its officers, employees or directors except in the ordinary course of business as heretofore conducted or take any other action not in the ordinary course of their business as heretofore conducted or incur any material obligation or enter into any material contract.

(j)           Amend its Articles of Incorporation or Association, By-laws or Charter.

(k)           Unless required to be taken by First National’s or Bank’s primary banking regulator, the primary banking regulator of its subsidiary banks or the FDIC take any action to solicit, initiate, encourage, or authorize any person, including directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of the business or assets of First National or Bank, or the acquisition of their First National Common Stock, or the merger of First National or Bank with any person other than Premier, and First National shall promptly notify Premier in writing of all the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters.  Nothing herein shall be construed to limit or affect the fiduciary obligation of First National’s officers and directors to First National shareholders.

Exhibit 2.1

4.28           Conduct of Business - Affirmative Covenants of First National.  First National covenants and agrees that:

(a)           It will promptly advise Premier in writing of the name and address of and number of shares of First National Common Stock held by each shareholder who elects to exercise his, her or its rights to dissenters’ appraisal in connection with the Merger pursuant to the WVBCA, if any.

(b)           Except as specifically required herein, subsequent to the date of this Agreement and prior to the Effective Time each of First National and Bank will operate its business only in the normal course and manner.

                        (c)           It will notify Premier and forward the appropriate credit memorandum and on request, make available to Premier for review prior to either First National or Bank’s final loan approval, any loan documentation, credit memoranda or other related documentation requested or received by First National or Bank in its decision making process in determining whether to extend credit to any borrower for:

(1)	Any new loan, or renewal of an existing loan, that totals $400,000 or greater; or

(2)
Any new loan, or renewal of an existing loan, which, when included with all other loans from First National or Bank to any such borrower and their related interests, would cause such borrower’s total loans from First National or Bank, including loans from First National or Bank to their related interests, to exceed $800,000.

Any objections by Premier to proposed loans reviewed hereunder will be made in writing to the Bank within two (2) business days of receipt by Premier of the information provided hereunder.

(d)           From and after the execution of this Agreement, First National will promptly advise Premier of any material adverse change in the financial condition, assets, business operations or key personnel of First National or the Bank and of any material breach of any representation or warranty made by First National or the Bank in this Agreement.

(e)           Immediately upon the execution of this Agreement, it will direct its accountants to give Premier access to all information, documents and working papers pertaining to First National, the Bank or First National Subsidiaries.

(f)           Subsequent to the date of this Agreement and prior to the Effective Time, First National and the Bank shall maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in effect on the date of this Agreement in order to protect First National and the Bank against losses for which insurance protection can reasonably be obtained.

Exhibit 2.1

(g)           Within ten days from the execution of this Agreement, First National shall furnish to Premier a list, accurate as of the close of business on a date not more than ten (10) days prior to the date on which such list is furnished, containing the names and addresses of all holders of First National Common Stock as the same appear on the stock registration books of First National and the number of shares held by each.  At the Effective Time, First National shall furnish to Premier a list, true, correct and complete as of the close of business on the preceding day, containing the names and addresses of all holders of First National Common Stock as the same appear on First National’s stock registration books and the number of shares held by each.

(h)           Within 30 days from the execution of this Agreement, First National and Bank shall provide notice in the required format to all contracted vendors with automatic renewal features that either the Bank or First National does not wish for the contract to automatically renew at the next renewal date.  Any contract for any contracted services expiring between the date of this Agreement and prior to the Effective Time that are critical for First National or Bank to operate its business in the normal course and manner shall be renewed on a limited term with reference to the Closing Date and Effective Time in Section 7.  The President of Premier shall be notified in writing of any such renewals as well as the updated term.

(i)           Each of First National and Bank will use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger and the Bank Merger and the transactions contemplated hereby at the earliest possible date and cooperate fully with Premier to that end.

(j)           Subsequent to the date of this Agreement and prior to the Effective Time, First National and the Bank shall take all steps necessary and appropriate and authorized by relevant law or regulation and as permitted by the relevant primary bank regulator to:

(1)	Terminate pursuant to the terms thereof any and all employment contracts to which either First National or the Bank is a party.

(2)
Terminate any defined benefit plan to which either First National or the Bank is a party; provided, however, that if all appropriate steps are taken for termination and the defined benefit plan is frozen, the actual termination of any defined benefit plan need not be accomplished prior to, or at, Closing.

(3)
Terminate any and all deferred compensation plans to which First National or Bank are parties, including, without limitation, First National’s and Bank’s Executive Endorsement Split Dollar Agreements, in full.

Premier acknowledges and agrees that termination of the employee benefit plans, as required by this section, may require the payment of cash and/or other consideration to affected employees, in accordance with the terms thereof and applicable law.  Premier also acknowledges that in the event First National or Bank is unable to terminate such plan or agreements as set forth in (l) (1) through (3) above, Premier shall honor any such payments due and owing.

Exhibit 2.1

(k)           Special Dividend.  First National and Bank shall seek approval of the appropriate regulatory authorities to pay to holders of First National Common Stock immediately prior to the Effective Time a special dividend from Bank to First National and from First National to its shareholders not to exceed $5.08 per each share of First National Common Stock, and if approved, regardless of the amount approved, shall pay said dividend (the “Special Dividend”) immediately prior to the Effective Time.

(l)           Bank and First National shall cause to be prepared and filed by the earlier of the Closing Date or September 15, 2015 all Federal, State and local tax returns for the calendar year ending December 31, 2014.

4.29           Balance Sheet Due Diligence Checklist.  The Balance Sheet Due Diligence checklist certified by the Bank CEO and CFO prior to the execution of this Agreement is true and correct in all respects and a new true and accurate Balance Sheet Due Diligence checklist will be executed prior to the Effective Time.

4.30           Branch Operations Certification.  The Branch Operations Certification for each branch of Bank completed prior to the execution of this Agreement by the Bank CEO and CFO is true and correct in all material respects and a new true and accurate Branch Operations Certification for each branch will be executed prior to the Effective Time.

4.31           Acquisition Proposals.  First National agrees that it shall not, and shall cause First National’s and the  Bank’s officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving First National or the Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of First National or the Bank, other than the transactions contemplated by this Agreement (any of the foregoing, an “Acquisition Proposal”); provided, however, that if First National or the Bank is not otherwise in violation of this Section 4.31, nothing in this Agreement shall prevent the First National Board of Directors from providing information to, and engaging in such negotiations or discussions with, a person with respect to an Acquisition Proposal, directly or through representatives, if the First National Board of Directors, after consulting with and considering the advice of its financial advisor and its outside counsel, determines in good faith that its failure to engage in any such negotiations or discussions would be reasonably likely to be inconsistent with its fiduciary duties in accordance with West Virginia law.  First National shall promptly (within 48 hours) advise Premier following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal), and advise Premier of any material developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

Exhibit 2.1

Section 5.   Indemnification and Confidentiality

5.1           Access and Information.  First National and Premier shall each upon reasonable notice afford to the other, and to the other’s accountants, counsel and other representatives, full access during normal business hours throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments and records (including but not limited to tax returns), and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities and banking laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 5.1 shall affect any representations or warranties or the conditions to the obligations of the parties to consummate the Merger.

5.2           Furnishing Information and Indemnification.  Premier and the Premier Subsidiaries, on the one hand, and First National and the Bank, on the other hand, have furnished or will furnish as soon as practicable after the date of this Agreement, to each other all the information (including financial statements, information and schedules) concerning themselves required for inclusion in:

(a)           any applications to be filed by any of Premier or First National with the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Kentucky Department of Financial Institutions, the Bureau of Financial Institutions of the Commonwealth of Virginia, State Corporation Commission and the West Virginia Division of Financial Institutions;

(b)           the registration statement to be filed with the Securities and Exchange Commission on behalf of under the Securities Act of 1933 in connection with the Merger and the proxy statement to solicit the approval of First National shareholders to the Merger, and any documents to be filed with the Securities and Exchange Commission in connection therewith;

(c)           any filings to be made by Premier with state securities authorities in connection with the transactions contemplated hereunder; and

(d)           any other request, application, statement, report or material to be made or filed by any party to or with any regulatory authority or any governmental agency, department or instrumentality in connection with the transactions contemplated hereunder.

Premier represents and warrants to First National, and First National represents and warrants to Premier, that all information so furnished for such requests, statements, applications, reports and materials shall be true and correct in all material respects without omission of any material fact required to be stated to make the information therein not false or misleading.  Premier will indemnify and hold harmless First National and Bank, and First National will indemnify and hold harmless Premier and each of the Premier Subsidiaries, and each of their respective directors and officers, and each person, if any, who controls such entities within the meaning of the Securities Act of 1933, from and against any and all losses, damages, expenses or liabilities to which such entity, or any such director, officer or controlling person may become subject under applicable laws (including the Securities Act of 1933 and the Securities Exchange Act of 1934) and rules and

Exhibit 2.1

regulations thereunder and will reimburse the other, and any such director, officer or controlling person, for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such request, statement, application, report or material or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by such indemnifying party for use therein.

5.3           Confidentiality.  It is hereby agreed that, except (i) as otherwise required in the performance by the parties of their respective obligations hereunder or under the Merger or the Bank Merger and (ii) as otherwise required by law or regulation, or as otherwise may be required by the primary banking regulators of each party (including subsidiaries), any non-public information received from the other party during the course of the investigation contemplated pursuant hereto shall remain and be kept as confidential information by it and all copies thereof will be returned promptly at the request of the party furnishing such information in the event of the termination of this Agreement and the Merger.  Each of the parties may disclose such information to its respective employees, affiliates, counsel, accountants, representatives, professional advisors and consultants, and shall require each of them to agree to keep all such information confidential.

5.4           Updates to Information.  At the reasonable request of any party hereto, any other party will update by amendment or supplement the Disclosure Letter and each party hereby represents and warrants that the Disclosure Letter, as so amended or supplemented, shall be true, correct and complete as of the date or dates thereof.

Exhibit 2.1

Section 6.     Conditions Precedent

The consummation of the Merger is conditioned upon the following:

(a)           Governmental Approvals.  The approval of and consent to the Merger, the Subsidiary Merger, the Bank Merger and the transactions contemplated hereby shall have been given prior to the Effective Time by the regulatory agencies whose approval or consent is required, including, without limitation, to the extent provided by applicable laws, rules and regulations, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the West Virginia Division of Financial Institutions, the Bureau of Financial Institutions of the Commonwealth of Virginia, State Corporation Commission and the Securities and Exchange Commission, and all notice periods, waiting periods, delay periods and all periods for review, objection or appeal of or to any of the consents, approvals, or permissions required by law with respect to the consummation of the Merger and this Agreement shall have expired.  Such approvals shall not be conditioned or restricted in a manner which, in the reasonable judgment of the Board of Directors of Premier, materially and adversely affects the consolidated business, operations, financial condition, property or assets of Premier or First National or materially impair the value of First National to Premier.

(b)           Shareholder Approval.  The shareholders of First National, Interim Company, Bank and Premier Bank shall have ratified, confirmed and approved this Agreement and the terms and conditions herein contained by the affirmative vote required by law of shareholders of each such corporation, and final approval of this Agreement shall have taken place as provided in Section 12 hereof, and all provisions of Section 12 shall have been fully complied with.

(c)           Registration Statement.  Premier at its sole cost and expense shall have prepared and filed a registration statement on Form S-4 or on such other appropriate form as may be prescribed by the Securities and Exchange Commission and as Premier may reasonably be able to prepare and file, providing timely registration under the provisions of the Securities Act of 1933, as amended, of the Premier Common Stock to be exchanged in connection with the Merger. Such Registration Statement shall have been declared effective by the SEC and a prospectus shall have been delivered to shareholders of First National prior to obtaining the approval of this Agreement by such shareholders as provided in Section 10.  The Registration Statement shall be effective and all post-effective amendments filed by Premier with respect to such registration statement shall have been declared effective or shall have been withdrawn and no stop orders suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall, before the Effective Time, have been initiated nor, to the knowledge of Premier, threatened by the Securities and Exchange Commission.

(d)           First National Shareholders Equity.  First National’s shareholders equity immediately prior to payment of the Special Dividend (the “Estimated PreClosing Shareholders’ Equity”) shall be at least $21,836,000, excluding net negative adjustments for changes in securities marked to market after

Exhibit 2.1

September 30, 2015 not to exceed $300,000, and shall reflect the expenditure (paid, accrued or otherwise) of the net of tax costs as may be reasonably estimated at the Effective Time related to:

(i)	First National’s information systems deconversion costs;
(ii)	any contract termination costs;
(iii)	employee severance accruals;
(iv)	the fees of Baxter Fentress and Company’s investment banker fees related to the Merger;
(v)	costs related to terminating First National’s employees’ Executive Endorsement Split Dollar Agreement
(vi)	retention bonuses; and
(vii)	other costs incurred by First National incident to the Merger.

         (e)           Trust Preferred as Tier 1 Capital.  The appropriate regulatory authorities shall have allowed the inclusion of the $6,000,000 principal amount of Capital Securities of FNB Capital Trust One (the “Trust Preferred”) in Premier’s calculation of Tier 1 capital.

(f)           Assumption of Trust Preferred.  Premier shall have assumed and been substituted for First National under the Indenture dated as of February 26, 2004 between First National, as Issuer, and Wilmington Trust Company, as Trustee, with respect to the Floating Rate Junior Subordinated Debt Securities Due 2034.

(g)           FiServ Extension.   FiServ, First National’s and the Bank’s operating systems provider, shall have entered into a written agreement reasonably satisfactory to Premier extending the term of the Data Processing Agreement between FiServ and the Bank dated December 1, 2006, as amended (“DP Agreement”), for a period of not less than one hundred twenty (120) days after its scheduled termination date of September 30, 2015 at a monthly consideration reasonably acceptable to Premier and First National, whereby FiServ shall provide similar services to Bank or Premier Bank, as its successor.

(h)           No Divestiture or Adverse Condition.  The approvals, consents and permissions referred to in subparagraphs (a), (b) and (c) hereof shall not have required the divestiture or cessation of any significant part of the present operations conducted by Premier, First National or any Premier Subsidiary, and shall not have imposed any other condition, which divestiture, cessation or condition Premier reasonably deems to be materially burdensome.

(i)           Accuracy of Representations and Warranties; Performance of Obligations and Covenants - Premier.  Unless waived by First National, the representations and warranties of Premier contained in this Agreement shall be correct on and as of the Closing Date and thereafter until the Effective Time in all material respects with the same effect as though made on and as of such Effective Time except for changes which are not in the aggregate material and adverse to the financial condition, businesses, properties, or operations of Premier and Premier shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it and First National shall have received on the Closing Date an appropriate certificate to the foregoing effect dated as of the Closing Date and executed on behalf of Premier by one or more appropriate executive officers of Premier.

Exhibit 2.1

(j)           Accuracy of Representations and Warranties; Performance of Obligations and Covenants – First National.  Unless waived by Premier, the representations and warranties of First National contained in this Agreement shall be correct on and as of the Closing Date and thereafter until the Effective Time with the same effect as though made on and as of such Effective Time except for changes which are not in the aggregate material and adverse to the financial condition, businesses, properties or operations of First National, and First National shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it and Premier shall have received on the Closing Date an appropriate certificate to the foregoing effect dated as of the Closing Date and executed on behalf of First National by one or more appropriate executive officers of First National.

(k)           Opinion of Counsel for First National.  Premier shall have received an opinion of Jackson Kelly PLLC, counsel for First National, dated the Closing Date, to the effect that:

(1)
First National is a corporation validly existing and in good standing under the laws of the State of West Virginia, is a bank holding company under the Bank Holding Company Act of 1956 and is duly authorized to own its properties and to conduct its business as then being conducted.

(2)
Bank is a national banking association validly existing and in good standing under the laws of the United States of America and is duly authorized to own its properties and to conduct its business as then being conducted.

(3)
The authorized capitalization of First National is as set forth in such opinion and to counsel’s knowledge the shares of First National Common Stock issued and outstanding (as of a date specified in such opinion not more than 5 days prior to the date of such opinion) are as stated in such opinion.  Such issued and outstanding shares of stock are to counsel’s knowledge validly issued, fully paid and were not issued in violation of any preemptive rights of the shareholders of First National.  As of such date, there are, to the best of such counsel’s knowledge, no options, warrants, rights, commitments or convertible securities outstanding or authorized on behalf of First National or Bank, calling for the purchase from it of shares of unissued capital stock or capital stock held as treasury shares, except as otherwise permitted by the Agreement.  All of the issued and outstanding shares or equity interests of each of the First National Subsidiaries are held of record by First National.

(4)
First National had the corporate power and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by First National and constitutes the legal, valid and binding obligation of First National, enforceable in accordance with its terms.

Exhibit 2.1

(5)
All necessary corporate proceedings of the board of directors and the shareholders of First National, to the extent required by law, its Articles of Incorporation and Bylaws or otherwise, to authorize the execution and delivery of this Agreement by First National and the consummation of the Merger by First National pursuant to this Agreement have been duly and validly taken.

(6)
All necessary corporate proceedings of the board of directors and the shareholder of Bank, to the extent required by law, its Articles of Association and By-laws or otherwise, to authorize the consummation of the Bank Merger pursuant to this Agreement have been duly and validly taken.

(7)
Such counsel has reviewed the registration statement filed by Premier as described in Section 6(c), and with respect to all information relating to First National and the Bank contained therein. To such counsel’s knowledge counsel does not know of any respect in which the registration statement contained any false or misleading statement of any material fact or failed to state a material fact which was necessary to be stated to prevent the statements made from being false or misleading in any material respect (except as to the financial statements and related notes and schedules and other financial and pro forma data, as to which such counsel need express no opinion).

(8)
To counsel’s knowledge the consummation of the Merger or the Subsidiary Merger will not violate or result in a breach of, or constitute a default under, the Articles of Incorporation or By-Laws of First National or constitute a breach or termination of, or default under, any agreement or instrument of which such counsel has knowledge and which would have a Material Adverse Effect on the business of First National and the First National Subsidiaries taken as a whole, and to which First National or any First National Subsidiary is a party or by which it or any of its property is bound.

(9)
To counsel’s knowledge the consummation of the Bank Merger will not violate or result in a breach of, or constitute a default under, the Articles of Association or By-laws of the Bank or constitute a breach or termination of, or default under, any agreement or instrument of which such counsel has knowledge and which would have a Material Adverse Effect on the business of Bank, and to which Bank is a party or by which it or any of its property is bound.

Exhibit 2.1

(10)
To such counsel’s knowledge there has been no material breach of any warranty contained in this Agreement on the part of First National or any failure on the part of First National to materially perform any of the conditions precedent to the consummation of the Merger imposed upon it herein.

(l)           Opinion of Counsel for Premier.  First National shall have received the opinion of Dinsmore & Shohl LLP, counsel for Premier, dated the Closing Date, to the effect that:

(1)
Premier is a corporation validly existing and in good standing under the laws of the Commonwealth of Kentucky, is a bank holding company under the Bank Holding Company Act of 1956, and is duly authorized to own its properties and to conduct its business as then being conducted.

(2)
Each of the Premier State Banks are banking corporations duly organized, validly existing and in good standing under the laws of the State of West Virginia or the Commonwealth of Kentucky, as the case may be, and each is duly authorized to own its properties and to conduct its business as then being conducted.

(3)
The authorized capitalization of Premier is as set forth in such opinion and the shares of Premier Common Stock issued and outstanding (as of a date specified in such opinion not more than 5 days prior to the date of such opinion) are as stated in such opinion.  Such issued and outstanding shares of stock are to counsel’s knowledge validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights of the shareholders of Premier or any Premier Subsidiary.  As of such date, there are, to the best of such counsel’s knowledge, no options, warrants, rights, commitments or convertible securities outstanding or authorized on behalf of Premier or any Premier Subsidiary, calling for the purchase from any of them of shares of unissued capital stock or capital stock held as treasury shares, except as otherwise permitted by the Agreement or for those shares of stock issued pursuant to any employee stock option plan of Premier.  All of the issued and outstanding shares of each of the Premier Subsidiaries are held of record by Premier.

(4)
All necessary corporate proceedings of the Boards of Directors and the shareholders of Premier and Interim Company to the extent required by law, their Articles of Incorporation or Association or By-Laws or otherwise, to authorize the execution and delivery of this Agreement or the Adoption Agreement and the consummation of the Merger and the Subsidiary Merger pursuant to this Agreement have been duly and validly taken.  Premier and Interim Company have the corporate power and authority to execute, deliver and perform this Agreement or the Adoption Agreement.  This Agreement has been duly authorized, executed and delivered by Premier and Interim Company (by virtue of the Adoption Agreement) and constitutes the legal, valid and binding obligation of Premier and Interim Company in accordance with its terms.

Exhibit 2.1

(5)
All necessary corporate proceedings of the Board of Directors and the shareholder of Premier Bank to the extent required by law, its Articles of Incorporation or By-Laws or otherwise, to authorize the consummation of the Bank Merger pursuant to this Agreement have been duly and validly taken.

(6)
The consummation of the Merger or the Subsidiary Merger will not violate or result in a breach of, or constitute a default under the Articles of Incorporation or By-Laws of Premier or constitute a breach or termination of, or default under, any agreement or instrument of which such counsel has knowledge and to which Premier is a party or by which it or its property is bound.

(7)
The consummation of the Bank Merger will not violate or result in a breach of, or constitute a default under the Articles of Incorporation or By-Laws of Premier Bank or constitute a breach or termination of, or default under, any agreement or instrument of which such counsel has knowledge and to which Premier Bank is a party or by which it or its property is bound.

(8)
To the best of such counsel’s knowledge, all approvals of public authorities, federal, state or local, the granting of which is necessary for the consummation of the Merger, the Subsidiary Merger and the Bank Merger by Premier have been obtained.

(9)
The shares of Premier Common Stock into which shares of First National Common Stock are to be converted upon the Effective Time will upon the Effective Time be duly authorized, and such shares, when transferred to holders of First National Common Stock pursuant to the terms of the Merger, will be validly issued, fully paid and nonassessable shares of Premier Common Stock.

(10)
Such counsel has reviewed the registration statement described in Section 6(c), and with respect to all information relating to the Merger and to Premier and the Premier Subsidiaries contained therein. To such counsel’s knowledge counsel does not know of any respect in which the registration statement contained any false or misleading statement of any material fact or failed to state a material fact which was necessary to be stated to prevent the statements made from being false or misleading in any material respect (except as to the financial statements and related notes and schedules and other financial or pro forma data, as to which such counsel need express no opinion).

Exhibit 2.1

(11)
The registration statement has been filed on the proper form under the rules and regulations of the Securities and Exchange Commission, notice of effectiveness of the registration statement has been received, and, to the best of such counsel’s knowledge, no stop order suspending the effectiveness of the registration statement has been issued and no proceeding for that purpose has been instituted.

(m)           Less than 20% Dissenters.  Unless waived by Premier, the holders of no more than 20% of the outstanding shares of First National Common Stock shall have elected to exercise their statutory rights to appraisal, if any, in connection with the transactions contemplated hereby, pursuant to the WVBCA.

(n)           Tax Ruling or Opinion Letter.  Premier and First National shall have received a ruling from the Internal Revenue Service, or at their option, First National shall have received an opinion of tax counsel acceptable to it and Premier shall have received an opinion of tax counsel acceptable to it, to the effect that:

(1)
The Merger and the Subsidiary Merger will constitute and qualify as a reorganization within the meaning of Sections 368 of the Internal Revenue Code and First National, Surviving Company and Premier will each qualify as “a party to a reorganization” as that term is defined in the Internal Revenue Code;

(2)
No gain or loss will be recognized by the shareholders of First National who exchange their First National Common Stock for Premier Common Stock pursuant to the Merger, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, the Special Dividend, Cash Consideration and Additional Cash Consideration;

(3)	No gain or loss will be recognized by Premier, First National, or Surviving Company by reason of the Merger or the Subsidiary Merger; and

(4)
The holding period of Premier Common Stock received by First National shareholders in exchange for First National Common Stock will include the holding period of the shares of First National Common Stock so exchanged, provided that the First National Common Stock is held as a capital asset at the Effective Time.

(o)           Absence of Material Adverse Changes - Premier.  Unless waived by First National at or before the Effective Time, there shall have been no material adverse change resulting in a material adverse effect in the financial condition, business or assets of Premier since December 31, 2014, and there shall be no suit, action or proceeding pending or threatened against Premier or any Premier Subsidiary which, if successful, would have a material adverse effect on Premier or the Surviving Company after the consummation of the Merger.  “Material Adverse Effect” means, with respect to First National or Premier, any effect that (i) is material and adverse to the financial position, results of operations or business of First National and the First National Subsidiaries taken as a whole or Premier and the Premier Subsidiary Banks taken as a whole, respectively, or (ii) would materially threaten or materially impede the consummation of the Merger,

Exhibit 2.1

the Bank Merger, and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, except to the extent such changes have a disproportionate impact on First National (except in the case of FDIC insurance assessments or FHLB borrowing costs) or Premier, as the case may be, relative to the overall effects on the banking industry, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent changes have a disproportionate impact on First National or Premier, as the case may be, relative to the overall effect on the banking industry, (c) modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) actions and omissions of First National or Premier taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (e) changes in economic conditions affecting financial institutions generally, including, without limitations, changes in market interest rates or the projected future interest rate environment, except to the extent that such changes have a disproportionate impact on First National or Premier, as the case may be, relative to the overall effect on the banking industry or (f) direct effects of compliance with this Agreement on the financial condition and operating performance of the parties, including, without limitation, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

(p)           Absence of Material Adverse Changes – First National.  Unless waived by Premier at or before the Effective Time, there shall have been no material adverse change resulting in a material adverse effect in the financial condition, business or assets of First National or any First National Subsidiary since December 31, 2014, and there shall be no suit, action or proceeding pending or threatened against First National which if successful would have a Material Adverse Effect on First National or the Surviving Company after the consummation of the Merger.

(q)           Consent of Premier Lenders.    Premier shall have received the consents of First Guaranty Bank of Hammond, Louisiana and The Bankers’ Bank of Kentucky, Inc. of Frankfort, Kentucky as may be required by those loan agreements entered into by Premier with First Guaranty Bank and The Bankers’ Bank of Kentucky, as identified in Section 3.3 on or before midnight on the forty-fifth (45th) day following the date of this Agreement.  Premier shall use its best efforts to obtain such consents.

(r)           No Excess Parachute Payment.  As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Premier, First National nor the Bank will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Internal Revenue Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

Exhibit 2.1

(s)           Fairness Opinion – First National. First National shall have received an opinion from its financial advisor, Baxter Fentriss and Company, that the Merger Consideration is fair, from a financial point of view, to the shareholders of First National.

Exhibit 2.1

Section 7.     Closing Date and Effective Time

7.1           Closing Date.  The closing shall be effected as soon as practicable after all of the conditions contained herein shall have been satisfied.  The closing shall be held at the offices of Premier in Huntington, West Virginia, and the closing date (“Closing Date”) shall be a mutually agreeable date following the date of final approval by such regulatory agencies whose approval is required of the Merger, the Bank Merger, the Subsidiary Merger and the transactions contemplated hereby but, in no event, later than forty-five (45) days following the date of such final approval and/or the date when all such conditions are satisfied, whichever date shall last occur.

7.2           Effective Time.  Subject to the terms and upon satisfaction on or before the Closing Date of all conditions specified in this Agreement, the Merger shall be effective at the time specified in the certificate of merger to be issued by the Secretary of State of West Virginia (such time herein called “Effective Time”).

Exhibit 2.1

Section 8.     Conversion of Operating Systems.

8.1           Cooperation in Preparation for Conversion.  Bank, First National, Premier and Premier Bank mutually agree that it is in the best interest of the Bank’s customers and Premier’s ability to properly serve the Bank’s customers that all organizations work toward a core operating and accounting system conversion.  Bank, First National, Premier and Premier Bank agree to work with their third party providers as may be required for a successful conversion to occur.  This cooperation shall commence after the execution of this Agreement and shall include, but is not limited to data mapping, data line installation and testing, ATM network, electronic funds transfer processing and access to Bank’s premises prior to the Closing Date.

8.2           Conversion Expenses.  Bank shall be responsible for all costs incurred by Bank employees during the conversion including travel costs, training costs, or other costs specific to the deconversion of Bank’s current operating systems.

Premier shall be responsible for all costs incurred by Premier or Premier Bank employees during the conversion including travel costs, training costs, or other costs specific to the conversion of Bank’s current operating systems to Premier’s operating systems.

8.3           Archived Records of Bank. Bank will be responsible for archiving the historical loan, deposit and corporate accounting records and transactions of the Bank prior to the Closing Date.  Such archived records will become the property of Premier Bank at the Effective Time and will be immediately accessible by Premier Bank employees after the Effective Time.

Exhibit 2.1

Section 9.     Operations after the Closing Date.

9.1           Employees of Bank. Premier shall consider the current employees of First National and Bank for employment by Premier or Premier Bank after the Closing Date.  Premier agrees that those employees of Bank who become employees of Premier or Premier Bank on the Closing Date, while they remain employees of Premier or Premier Bank after the Closing Date, will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Premier Bank to similarly situated employees of Premier Bank, except as provided herein.  Premier Bank and First National agree that all employees of First National or Bank at the Effective Time shall be considered “at will” employees and no employment contracts between First National or Bank and any of their employees will extend beyond the Effective Time.  Except as hereinafter provided, as of the Closing Date, with respect to any Premier or Premier Bank employee benefit and welfare plan in which Bank employees are eligible to participate, (i) such plans will take into account for purposes of eligibility, participation, vesting and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plans), the service of such employees with Bank or First National as if such service were with Premier Bank; (ii) provided a Bank employee is currently covered under Bank’s medical and/or health plan at Closing Date, Bank employees will not be subject to any waiting periods or preexisting condition limitations under any medical, dental or health plans of Premier Bank in which they are eligible to participate and may participate, except that Bank employees hired within 90 days prior to the Closing Date will be subject to the waiting periods, preexisting  condition limitations, and/or eligibility requirements of Premier Bank’s benefit plans calculated using the Bank’s date of hire; (iii) Bank employees will retain credit for unused sick leave and vacation pay which has been accrued as of the Closing Date; and (iv) for purposes of determining the entitlement of Bank employees to sick leave and vacation pay following the Closing Date, the service of such employees with the Bank shall be treated as if such service were with Premier Bank.

9.2           Severance.  Premier agrees that each First National or Bank employee who is involuntarily terminated (other than for cause) within one year after the Closing Date, shall receive, upon execution of an appropriate full release, a severance payment equal to two (2) weeks of base pay (at the rate in effect on the termination date) for each year of service at First National or Bank (with credit for partial years of service), with a maximum payment equal to ten (10) weeks of base pay.

“Cause” as used in this Agreement shall mean embezzlement, personal dishonesty causing injury to Bank or Premier Bank, gross personal misconduct which is repetitive and results in a decline in the net worth of Bank or Premier Bank, breach of a fiduciary duty involving personal profit, conviction of a felony involving personal dishonesty, knowing and willful failure to perform duties, intentional injury to Bank or Premier Bank, gross incompetence, falsification of bank records or documents, or any material breach of any term or condition of employment.

9.3           Survival.  The provisions of this Section 9 shall survive the Closing Date.

Exhibit 2.1

Section 10.     Termination of Agreement

10.1           Grounds for Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date, either before or after the meeting of the shareholders of First National:

(a)           By mutual consent in writing of First National and Premier; or

(b)           By First National by giving written notice thereof to Premier if (i) a Material Adverse Effect (as defined in Section 6(o) shall have occurred in the financial condition, results of operations or business of Premier or any Premier Bank since the date of this Agreement, or (ii) Premier has in any material respect breached any covenant, undertaking, representation or warranty contained in this Agreement and such breach has not been cured within thirty (30) days after the giving of such notice; or

(c)           By Premier by giving written notice thereof to First National if (i) a Material Adverse Effect (as defined in Section 6(p) shall have occurred in the financial condition, results of operations or business of First National or any First National Subsidiary since the date of this Agreement or (ii) First National has breached any covenant, undertaking, representation or warranty contained in this Agreement and such breach has not been cured within thirty (30) days after the giving of such notice; or

(d)           By either First National or Premier upon written notice to the other if any regulatory agency whose approval of the transactions contemplated by this Agreement is required denies such application for approval by final order or ruling (which order or ruling shall not be considered final until expiration or waiver of all periods for review or appeal); or

(e)           By either First National or Premier upon written notice to the other if any condition precedent to either party’s performance hereunder is not satisfied or fulfilled; or

(f)           By either First National or Premier if the Merger shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

(g)           By either First National or Premier upon the bankruptcy, insolvency or assignment for the benefit of creditors of First National or any First National Subsidiary, Premier or of any of the Premier State Banks; or

(h)           By either First National or Premier, if the shareholders of First National shall fail to approve the Merger by the vote required under the WVBCA and the Articles of Incorporation and Bylaws of First National; or

        (i)           By either First National or Premier, if the Closing does not occur on or before December 31, 2015 unless extended by mutual agreement in writing; or

Exhibit 2.1

          (j)           By First National, if, without breaching Section 4.31, First National shall enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the First National Board, after consulting with and considering the advice of First National’s outside counsel and financial advisors, to constitute a Superior Proposal (as defined below); provided, that the right to terminate this Agreement under this Section 10.1(j) shall not be available to First National unless it delivers to Premier (1) written notice of First National’s intention to terminate at least five (5) days prior to termination and (2) simultaneously with such termination, the Termination Fee referred to in Section 10.3(a).  For purposes of this Section 10.1(j), “Superior Proposal” means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Board of Directors of First National, taking into account the financial aspects of the proposal and the person making such proposal, (1) if accepted, is more likely than not to be consummated, (2) if consummated, is reasonably likely to result in a more favorable transaction than the Merger for First National and its shareholders, and (3) whose refusal would constitute a breach of the fiduciary duty of the Board of Directors of First National; or

(k)           By First National in accordance with Section 2.2(f).

(l)           By Premier in accordance with Section 2.2(g).

10.2           Effect of Termination.  In the event of termination of this Agreement for any reason other than a breach thereof, neither party hereto shall have any liability to the other of any nature whatsoever, including any liability for loss, damages, or expenses suffered or claimed to be suffered by reason thereof, except as provided in Section 10.3.

10.3           Lost Opportunity Costs.

(a)           First National shall pay promptly to Premier a cancellation fee of $500,000 (the “Termination Fee”) if a Triggering Event (as defined in Section 10.3(b) below) has occurred; provided that Premier has not breached in any material respect the obligations of Premier contained in this Agreement.  The Termination Fee shall be payable in immediately available funds.

(b)           For purposes of this Section 10.3, a “Triggering Event” shall mean:

(i)           a breach of this Agreement which would permit Premier to terminate this Agreement; or

(ii)           the occurrence of both paragraphs (A) and (B):

(A)           The First National Board of Directors fails to recommend the Merger to First National shareholders and to continue such recommendation until the First National shareholders meeting duly called and held for the purpose of approving the Merger (the “Shareholders Meeting”), unless the First National Board of Directors reasonably concludes that one of the conditions precedent to First National’s obligation to close, other than the required shareholders’ vote, is not likely to be met, or unless a recommendation of the Merger would constitute a breach of the First National Board of Directors fiduciary duty, and

Exhibit 2.1

(B)           the shareholders of First National fail to approve and adopt the Merger at the Shareholders Meeting in accordance with the terms hereof; or

(iii)           the occurrence of both paragraphs (A) and (B):

(A)           The shareholders of First National fail to approve and adopt the Merger at the Shareholders Meeting in accordance with the terms hereof and,

(B)           pursuant to an offer or negotiations initiated or commenced while this Agreement is in effect, either:  (a) within 6 months following the date hereof, First National announces or enters into a contract for a transaction with any person or group of persons relating to a merger or other business combination involving First National or the sale or other disposition of a majority of the assets of, or equity interest in, First National other than a transaction pursuant to which First National is the surviving corporation and the shareholders of First National are the owners of a majority of the stock of the surviving corporation subsequent to the transaction (an “Acquisition Transaction”) and such transaction is consummated within 12 months following the date hereof; (b) within 12 months following the date hereof, a tender or exchange offer is commenced by any person or group of persons to acquire equity securities of First National if, after giving effect to such offer, such person or group would own or have the right to acquire a majority equity interest in First National (a “Tender Offer”), and such equity interest is acquired pursuant to such Tender Offer within 18 months following the date hereof.

(iv)           the termination of this Agreement pursuant to Section 10.1(j).

As used in this Section 10.3, the terms “person” and “group of persons” shall have the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934.  Only one Termination Fee shall be payable, regardless of the number of Triggering Events.

10.4           Return of Information.  In the event of the termination of this Agreement for any reason, each party shall deliver to the other party, and shall require each of its officers, agents, employees and independent advisers (including legal, financial and accounting advisers) to deliver to the other party all documents, work papers, and other material obtained from such other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including information obtained pursuant to Section 5 hereof.  Each party agrees that notwithstanding any other provision contained in this Agreement, the undertakings and covenants regarding confidentiality contained in Section 5 shall survive termination of this Agreement.

Exhibit 2.1

Section 11.     Waiver and Amendment

Except with respect to required approvals of the applicable governmental authorities and shareholders, Premier or First National by written instrument signed by its authorized officers at any time (whether before or after approval of the Agreement or the Merger by the shareholders of First National), may extend the time for the performance of any of the obligations or other acts of the other and may waive, with respect to the other:  (i) any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements, or satisfaction of any of the conditions to its obligations, contained in this Agreement, and/or (iii) the performance (including performance to the satisfaction of a party) of any obligations set out herein.  This Agreement may be amended or supplemented at any time by mutual agreement of the parties (except that they may not be amended in any material respect after approval by the shareholders of the parties without further approval by such shareholders).  Any waiver, amendment or supplement hereof shall be in writing.  Any waiver by Premier or First National of a condition to its obligation to perform this Agreement and the subsequent Closing hereunder shall be without prejudice to the rights or remedies it may have arising out of any breach of any representation, warranty, covenant or other agreement hereunder.

Exhibit 2.1

Section 12.     Meeting of Shareholders of First National.

First National shall take all steps necessary to call and hold a meeting of its shareholders in accordance with applicable law and the Articles of Incorporation and By-laws of First National as soon as practicable for the purpose of submitting this Agreement to its shareholders for their ratification, approval and confirmation, and First National will send to its respective shareholders for purposes of such meeting a proxy statement which will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations.  First National agrees to assist Premier in the preparation of such proxy statement/prospectus which will adequately disclose all information relevant and material to the Merger and which will comply with all such laws, rules and regulations.  Premier agrees that the material included in the proxy statement/prospectus which refers to the Merger and to Premier and the Premier Subsidiaries will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations.  First National agrees that the material submitted by it to Premier for inclusion in the proxy statement which refers to First National and the Bank will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations. First National will cause such proxy statement/prospectus to be mailed by First Class mail postage prepaid to all of its shareholders at the last known address of each such shareholder contained in its records and in the proxy statement/prospectus and at such meeting of its shareholders First National will recommend that all shareholders vote in favor of this Agreement and the Merger.  Notwithstanding the foregoing, First National may disclose to any or all of its shareholders any facts with respect to Premier which First National reasonably deems to be material to such shareholders’ consideration of this Agreement and the Merger.

Exhibit 2.1

Section 13.     Rights of Dissenting Shareholders

Any shareholder of First National who has and who properly exercises his right to dissent and perfect his appraisal rights under WVBCA, if any, shall be entitled, with respect to any shares as to which he or she shall so dissent, to the fair value of such shares as of the day prior to the date on which the shareholders of First National voted to approve the Merger, excluding any appreciation or depreciation in anticipation of the Merger.  The procedures to be followed and the rights of such dissenting shareholders shall be those set forth in the WVBCA.

Exhibit 2.1

Section 14.     Miscellaneous

14.1           Public Announcements.  Prior to the Closing Date, each party shall use its best efforts to consult with the other party with respect to any prepared public announcement, statement or release to the press, or statement to a competitor, customer or other third party (except to its consultants or to the regulatory authorities in connection with applications for governmental approvals or filings) with respect to this Agreement or the Merger or the transactions contemplated hereby or thereby, except as may be necessary, in the opinion of counsel, to comply with any law, governmental order or regulation.

14.2           Brokers and Finders.  First National and Premier represent each to the other that this Agreement and the Merger contemplated hereby are the result of direct negotiations between them and further, except for fees due Baxter Fentriss and Company by First National, that neither First National nor Premier has incurred any liability for any broker’s, finder’s or similar fees in connection with this Agreement or the Merger.

14.3           Disclosed In Writing.  As used in this Agreement, the phrase “disclosed in writing” shall mean disclosed or delivered prior to or within 20 days after, the date of this Agreement by means of a writing describing in reasonable detail the matters contained therein and delivered in accordance with Section 12.5 hereof.  For purposes of this Agreement, anything appearing, contained, disclosed or described (i) in any Premier Financial Statement or First National Financial Statement (including the notes thereto), (ii) in any call report or similar periodic report furnished to the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Federal Reserve Board, Bureau of Financial Institutions of the Commonwealth of Virginia, State Corporation Commission or the West Virginia Division of Financial Institutions, or (iii) in any periodic report or other document filed with the Securities and Exchange Commission (including, but not limited to, Forms 8-K, Forms 10-K, Forms 10-Q, Annual Reports, and proxy statements) by either of Premier or First National, shall be deemed to be previously disclosed.

14.4           Entire Agreement.  This Agreement embodies the entire agreement among the parties and there have been no agreements, representations, or warranties among the parties other than those set forth herein or those provided for herein.

14.5           Counterparts.  This Agreement has been executed in a number of identical counterparts, and each such counterpart shall be deemed to be an original instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

14.6           Invalid Provisions.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

14.7           Notices.  Any notices or other communication required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

Exhibit 2.1

TO FIRST NATIONAL:          First National Bankshares Corporation
 One Cedar Street
 P.O. Box 457
 Ronceverte, WV 24970
 Attention:  Matthew L. Burns

with a copy to:                        Charles D. Dunbar, Esquire
Jackson Kelly PLLC
500 Lee Street, East, Suite 1600 (zip 25301)
P.O. Box 553
Charleston, WV 25322

   TO PREMIER:                           Brien M. Chase, Senior Vice President and Chief Financial Officer
 Premier Financial Bancorp, Inc.
 2883 Fifth Avenue
 Huntington, West Virginia  25702

with a copy to:                         Thomas J. Murray, Esquire
Daniel J. Konrad, Esquire
Dinsmore & Shohl LLP
611 Third Avenue
Huntington, West Virginia  25701

or such other addresses as shall be furnished in writing by either party to the other party.  Any such notice or communication shall be deemed to have been given as of the date so mailed.

14.8           Headings.  The captions contained in this Agreement are inserted solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement.

14.9           Expenses.  Each of the parties hereto will pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement, except as otherwise specifically provided herein.

14.10         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia applicable to contracts made and performed within the state and the United States of America.

14.11         No Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the written consent of the other party.

Exhibit 2.1

14.12         Effectiveness of Agreement.  This Agreement shall become effective and binding as to Premier and First National when one or more counterparts shall have been signed and delivered by Premier and First National, and shall become effective and binding as to Interim Company when Interim Company has executed an Adoption Agreement in substantially the form attached hereto as Exhibit “A”.

14.13         Further Acts.  Premier and First National each agree to execute and deliver on or before the Closing Date such other documents, certificates, agreements, or other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

14.14         Representations and Warranties Not to Survive.  Except for the representations and warranties contained in Sections 5, 9.3, 14.9 and 14.15, the representations and warranties included or provided in this Agreement shall not survive the Effective Time.

14.15         Disclosure Letter.  Disclosure Letter means a letter delivered by Premier/First National, First National/Premier on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants contained in this Agreement.  The Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement.  The matters expressly disclosed in the Disclosure Letter shall be deemed to be disclosed for all purposes thereunder, so long as such disclosure contains sufficient factual detail to render its relevance to such other purposes readily apparent.  The inclusion of any matter in the Disclosure Letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

Exhibit 2.1

IN WITNESS WHEREOF, Premier and First National have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written, pursuant to resolutions adopted by the boards of directors of Premier and First National, acting by a majority thereof, and WITNESS also the signatures hereto of a majority of the board of directors of First National.

PREMIER FINANCIAL BANCORP, INC.

By   /s/ Robert W. Walker
Robert W. Walker, President and
Chief Executive Officer

ATTEST:

/s/ Brien M. Chase
Brien M. Chase, Senior Vice President
 and Chief Financial Officer

Exhibit 2.1

FIRST NATIONAL BANKSHARES CORPORATION

By  /s/ Matthew L. Burns
Matthew L. Burns
Its:  President and CEO

ATTEST:
/s/ Mary Thompson
Its: Secretary

Exhibit 2.1

EXHIBIT A

ADOPTION AGREEMENT

THIS ADOPTION AGREEMENT, made and entered into as of this __ day of June, 2015, by and among FIRST NATIONAL ACQUISITION, INC. ("Interim Company"), PREMIER FINANCIAL BANCORP, INC. ("Premier"), and FIRST NATIONAL BANKSHARES CORPORATION (“First National”);

WHEREAS, Premier and First National have entered into an Agreement of Merger dated as of the ___ day of June, 2015 ("Agreement"), to which this Adoption Agreement is attached, and which Agreement is incorporated herein by reference; and

WHEREAS, it is provided in Section 3.26 of the Agreement that Premier shall cause Interim Company to be organized and shall cause Interim Company to execute and enter into an Adoption Agreement in substantially the form of this Adoption Agreement so as to cause Interim Company to be bound by the applicable terms and provisions of the Agreement; and

WHEREAS, Interim Company has been organized;

NOW, THEREFORE, in consideration of the foregoing premises which are not mere recitals but an integral part hereof and in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.           Interim Company hereby joins in and agrees to be bound by the terms and conditions of the Agreement applicable to it to the same extent as if Interim Company were an original party thereto.

2.           Interim Company agrees that it shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all actions on its part to be taken so as to permit the consummation of the Agreement and the Merger (as defined in the Agreement) at the earliest possible date, and that it shall cooperate fully with Premier and First National to that end.

1

Exhibit 2.1

3.           Interim Company represents and warrants to and covenants with Premier and First National that:

3.1           Interim Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of West Virginia.

3.2           Interim Company has the corporate power to execute and deliver this Adoption Agreement and to merge with First National pursuant to the Agreement and has taken or will have taken at the Effective Time of the Merger all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby; and this Adoption Agreement and the Agreement are or at the Effective Time of the Merger will be valid and binding agreements of Interim Company in accordance with their terms.

IN WITNESS WHEREOF, Premier, First National and Interim Company have caused this Agreement to be executed by their duly authorized officers, and their corporate seals to be hereunto affixed as of the date first above written, pursuant to resolutions adopted by the boards of directors of Premier, First National and Interim Company, acting by a majority thereof.

PREMIER FINANCIAL BANCORP, INC.

By _____________________________________
Brien M. Chase, Senior Vice President
   and Chief Financial Officer

ATTEST

________________________________
Its Assistant Secretary

2

Exhibit 2.1

FIRST NATIONAL BANKSHARES CORPORATION

By _____________________________________
Matthew L. Burns
Its:           President and CEO
ATTEST

________________________________
Its Secretary

FIRST NATIONAL ACQUISITION, INC.

By _____________________________________
________________________________
Its:_____________________________________

ATTEST

________________________________
Its Secretary

3

Exhibit 2.1

EXHIBIT B

PLAN OF MERGER

OF

FIRST NATIONAL BANKSHARES CORPORATION

AND

FIRST NATIONAL ACQUISITION, INC.

1.           The Parties.  First National Acquisition, Inc., a West Virginia corporation ("Interim Company") shall merge with and into First National Bankshares Corporation, a West Virginia corporation (“First National”) (both corporations are sometimes collectively referred to herein as the "Constituent Corporations") under the charter of First National.  First National shall be (and is hereinafter called when reference is made to it at and after the consummation of the Merger) the Surviving Company.  The Merger shall become effective at the time specified in articles of merger to be filed with the Secretary of State of West Virginia (the "Effective Time of the Merger").

2.           Articles of Incorporation; Bylaws.  At the Effective Time of the Merger, the Articles of Incorporation and Bylaws of First National in effect at the Effective Time of the Merger shall be the Articles of Incorporation and Bylaws of the Surviving Company until altered, amended or repealed in accordance with applicable law.

3.           Assets and Rights.  At the Effective Time of the Merger, the corporate existence of Interim Company shall, as provided in the West Virginia Business Corporation Act, be merged with and into First National and continued in the Surviving Company.  The Surviving Company shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of the Constituent Corporations; and all property, real,

1

Exhibit 2.1

personal and mixed, and all debts due on whatever account, including subscriptions to shares, if any, and all other choses in action, and all and every other interest of or belonging to or due to the Constituent Corporations, and each of them, shall be deemed to be transferred to and vested in the Surviving Company without further act or deed; and the title to any real estate, or any interest therein, vested in the Constituent Corporations, and each of them, before the Merger, shall not revert or in any way be impaired by reason of the Merger.

4.           Liabilities and Obligations. At the Effective Time of the Merger, First National as the Surviving Company shall henceforth be and remain responsible and liable for all the liabilities and obligations of the Constituent Corporations; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

5.           Conversion, Exchange and Cancellation of Shares

(i)           Conversion Rate.  At the Effective Time of the Merger each outstanding share of First National Common Stock shall ipso facto, without any action on the part of the holder thereof, become and be converted into the right to receive (i) stock consideration in accordance with subparagraphs (a) and (b), (ii) Cash Consideration in accordance with subparagraphs (c) and (e), and (iii) Additional Cash Consideration in accordance with subparagraphs (d) and (e) (collectively, the “Merger Consideration”), as follows:

(a)           1.725 fully paid and non-assessable shares of Premier Common Stock (determined by dividing (n) 1,436,600  by (d) the number of shares of First National Common Stock issued and outstanding at the Effective Time, which as of June ___, 2015 is 832,812); provided, however, if

2

Exhibit 2.1

(b)           The weighted average of the daily closing trade prices of Premier Common Stock on the NASDAQ Global Market System during the twenty (20) consecutive NASDAQ Global Market System trading days ending on the trading day before the Effective Time (“Premier's Trading Price”) is greater than $15.50 then the Exchange Ratio shall be reduced and calculated as follows: (n) $22,267,300 divided by (d) Premier's Trading Price, with that quotient further divided by (dd) the number of shares of First National Common Stock outstanding as of the Effective Time.  The lower ratio determined pursuant to (a) or (b), rounded to the nearest thousandth, shall be hereinafter referred to as the “Exchange Ratio”.  The Exchange Ratio, as adjusted pursuant to this subparagraph (b) shall not be less than 1.650.

(c)           If Premier's Trading Price is less than $15.50,  then,  subject to the limitation set forth in subparagraph (e), Premier shall pay up to an additional $1.20 in cash for each share of First National Common Stock, the exact amount to be calculated as follows: $15.50 less Premier's Trading Price multiplied by 1.725 (the “Cash Consideration”).  In no event, however, shall the sum of Cash Consideration and Additional Cash Consideration defined in subparagraph (d) below exceed the sum of $1.20 per share of First National Common Stock.

(d)           If First National’s Special Dividend approved and paid is less than $5.08 per share, then, subject to the limitation set forth in subparagraph (e) Premier shall pay further additional cash consideration of up to $1.00 for each share of First National Common Stock (the “Additional Cash Consideration”); however, Additional Cash Consideration is payable if, and only if, the Estimated PreClosing Shareholders’ Equity described in Section 6(d) of the Agreement of Merger equals or exceeds $21,836,000.

(e)           In no event shall the total of the Cash Consideration and the Additional Cash Consideration exceed $1.20 per First National share, or $1,000,000 in the aggregate.

3

Exhibit 2.1

(f)           In the event that the sum of the Special Dividend and the Merger Consideration, based on Premier’s Trading Price, the Cash Consideration and the Additional Cash Consideration, would be less than $27.50 per share of First National, then this Plan may be terminated by First National, on written notice to Premier; provided that Premier may, at its sole option and discretion, increase the Merger Consideration to $27.50 per share, whereupon no termination shall have occurred pursuant to this Section 2.2(f), and this Plan shall remain in effect in accordance with its terms (except as the applicable Merger Consideration shall have been so modified); provided further, that the change of the Merger Consideration by Premier may not adversely affect the tax treatment of the transactions as contemplated herein and specifically in Section 6(n) of the Merger Agreement.

(g)           In the event that the sum of the Special Dividend and the Merger Consideration, based on Premier’s Trading Price, the Cash Consideration and the Additional Cash Consideration, would be greater than $36.14 per share of First National, then this Plan may be terminated by Premier, on written notice to First National; provided that First National may, at its sole option and discretion, decrease the Merger Consideration to $36.14 per share, whereupon no termination shall have occurred pursuant to this Section 2.2(g), and this Plan shall remain in effect in accordance with its terms (except as the applicable Merger Consideration shall have been so modified); provided further, that the change of the Merger Consideration may not adversely affect the tax treatment of the transactions as contemplated herein and specifically in Section 6(n) of the Merger Agreement.

(h)           Treasury Shares.  Each share of First National Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefore.

4

Exhibit 2.1

All shares of Premier Common Stock into which the aforesaid First National Common Stock is so converted shall be fully paid and non-assessable.

(ii)           Manner of Exchange.  After the Effective Time of the Merger, except for persons exercising their rights as dissenting shareholders of First National, each shareholder of First National, upon surrender to Premier of certificates representing First National Common Stock, accompanied by a Letter of Transmittal, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Premier Common Stock, Cash Consideration and Additional Cash Consideration for which shares of First National Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in this Section 5.  After the Effective Time of the Merger, each outstanding certificate which, prior to the Effective Time of the Merger, represented First National Common Stock, will be deemed for all corporate purposes of Premier to evidence ownership of the number of full shares of Premier Common Stock, Cash Consideration and Additional Cash Consideration into which the shares of First National Common Stock represented thereby were converted.  Until such outstanding certificates formerly representing First National Common Stock are surrendered, no dividend payable to holders of record of Premier Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof.  After the Effective Time of the Merger there shall be no further registry of transfers on the records of First National of shares of First National Common Stock.  Upon surrender of certificates of First National Common Stock for exchange for Premier Common Stock, there shall be paid to the record holder of the certificates of Premier Common Stock, Cash Consideration and Additional Cash Consideration issued in exchange therefor the

5

Exhibit 2.1

amount of dividends theretofore paid with respect to such full shares of Premier Common Stock as of any date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws and at the appropriate payment date the amount of dividends with a record date after the Effective Time of the Merger, but prior to surrender and a payment date subsequent to surrender.  No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

(iii)           Fractional Shares.  Premier will not issue fractional shares or fractional share certificates, but in lieu of the issuance of fractional shares will pay cash, without interest, to any First National shareholder otherwise entitled to receive such fractional shares.  The amount of such cash payment will be determined by multiplying the fractional share interest to which a First National shareholder would otherwise be entitled by Premier’s Trading Price.  Payment for fractional shares will be made with respect to each shareholder at the time such shareholder's certificates of First National Common Stock are exchanged.

(iv)           Lost Certificates.  If a certificate evidencing outstanding shares of First National Common Stock is lost, stolen or destroyed, the registered owner thereof shall be entitled to receive the Premier certificate to which the shareholder would otherwise be entitled on surrender of such certificate, by notifying Premier in writing of such lost, stolen or destroyed certificate and giving Premier evidence of loss and a bond sufficient to indemnify Premier against any claim that may be made against it on account of the alleged lost, stolen and destroyed certificate and the issuance of the certificate and cash.

6.           Further Assurances.  If at any time the Surviving Company shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Company the title to any property or rights of Interim Company or First National or any subsidiary thereof, or otherwise to carry out the provisions hereof, the proper officers and directors of Interim Company or First National, as the case may be, as of the Effective Time of the Merger, and thereafter the officers of the Surviving Company acting on behalf of Interim Company or First National, as the case may be, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Company and otherwise carry out the provisions hereof.

6

Exhibit 2.1

7.           Termination and Abandonment.  This Plan of Merger may be terminated and the Merger abandoned as provided in the Agreement of Merger.

8.           Other Terms and Conditions.  All other terms and conditions to the Merger are as provided in the Agreement of Merger.

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan of Merger to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized, all as of the day and year first above written.

FIRST NATIONAL BANKSHARES CORPORATION,
a West Virginia corporation

By _____________________________________
           Matthew L. Burns
Its:           President and CEO

ATTEST:

__________________________________
Its Secretary

7

Exhibit 2.1

FIRST NATIONAL ACQUISITION, INC.,
a West Virginia corporation

By _____________________________________
_________________________________
Its:           President and Chief Executive Officer

ATTEST:

_________________________________
Its Secretary

8